UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                   )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a‑12

TRONC, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2018

Dear Stockholders of tronc, Inc.:

We are pleased to invite you to the 2018 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will begin at 9:30 a.m. local time on May 18, 2018, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle, Chicago, Illinois 60654.

At the Annual Meeting, you will be asked to:

1.	Elect six directors nominated by our Board of Directors;
2.	approve, on an advisory basis, the compensation of our named executive officers for 2017;
3.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018; and
4.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Our Board of Directors recommends that you vote FOR each of the proposals described in this Proxy Statement.

We hope you can join us at the Annual Meeting. Regardless of whether you plan to attend, please read the accompanying Proxy Statement and vote your shares promptly. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.

Sincerely,

Justin C. Dearborn
Chief Executive Officer and Chair of the Board of Directors

TRONC, INC.

435 N. Michigan Avenue
Chicago, Illinois 60611

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, MAY 18, 2018
9:30 A.M. LOCAL TIME
CHICAGO, ILLINOIS

TO THE STOCKHOLDERS OF TRONC, INC.:

On Friday, May 18, 2018, we will hold our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle, Chicago, Illinois 60654. The Annual Meeting will begin at 9:30 a.m. local time.

At the Annual Meeting, you will be asked to:

1.	elect six directors nominated by our Board of Directors;
2.	approve, on an advisory basis, the compensation of our named executive officers for 2017;
3.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018; and
4.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

You are entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting if you were a stockholder of record at the close of business on March 28, 2018 (the “Record Date”). At the Annual Meeting and for ten days prior, a list of stockholders of record entitled to vote will be available for any purpose germane to the Annual Meeting at our principal executive offices, 435 N. Michigan Avenue, Chicago, Illinois 60611. If you would like to view the stockholder list, please call our Investor Relations Department at (312) 222‑4345.

Regardless of whether you plan to attend, please read the accompanying Proxy Statement and vote your shares as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through a broker, bank, or other holder of record and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from your broker, bank, or other holder of record.

The Proxy Statement is furnished in connection with the solicitation of proxies by tronc, Inc. on behalf of the Board of Directors for the Annual Meeting. In accordance with Securities and Exchange Commission rules, we will send a Notice of Internet Availability of Proxy Materials on or about April 6, 2018, and provided access to the Proxy Statement over the Internet on or before that date, to the holders of record of our common stock as of the close of business on the Record Date.

By Order of the Board of Directors

Julie K. Xanders
Executive Vice President, General Counsel and Secretary

Chicago, Illinois
April 6, 2018

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on May 18, 2018.
The Proxy Statement and the Annual Report are available at www.proxyvote.com.

1

TRONC, INC.

435 N. Michigan Avenue
Chicago, Illinois 60611

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (our “Board” or “Board of Directors”) of tronc, Inc. (“tronc,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, of proxies to be voted at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with rules of the Securities and Exchange Commission (the “SEC”), we will send a Notice of Internet Availability of Proxy Materials on or about April 6, 2018, and provided access to our proxy materials over the Internet beginning on or before that date, to the holders of record and beneficial owners of our common stock as of the close of business on March 28, 2018 (the “Record Date”).

You are invited to attend our Annual Meeting on Friday, May 18, 2018, beginning at 9:30 a.m. local time. The Annual Meeting will be held at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle, Chicago, Illinois 60654.

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and Board committees, the compensation of directors and named executive officers for fiscal year 2017, and other information.

Who is entitled to vote?

Holders of our common stock at the close of business on March 28, 2018, the Record Date, are entitled to receive the Notice of Annual Meeting of Stockholders (the “Notice”) and vote at the Annual Meeting. As of the close of business on the Record Date, there were 35,276,481 shares of our common stock outstanding and entitled to vote.

How many votes do I have?

Each share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting. For example, if you own 30 shares of tronc common stock, you are entitled to 30 votes on each matter at the Annual Meeting. Stockholders do not have cumulative voting rights.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Shareholder Services, you are considered, with respect to those shares, the “stockholder of record.” As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares. In this case, the Notice, Proxy Statement, Annual Report to Stockholders (including our Form 10‑K for the year ended December 31, 2017 (the “Annual Report”)), and applicable voting instruction form should have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction form provided by your broker, bank, or other holder of record.

What am I voting on?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of six directors nominated by our Board of Directors;
2.	An advisory resolution approving the compensation of our named executive officers for 2017; and
3.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018.

We will also consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

How do I vote?

You can vote using any one of the methods described below.

Vote by Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

Vote by Telephone. Stockholders of record may submit proxies using any touch‑tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch‑tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

Vote by Mail. You can vote by mail by completing, signing, and dating the proxy card or voting instruction form and returning it in the prepaid return envelope, if printed copies of the proxy materials were requested. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non‑votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

Vote in Person at the Annual Meeting. All stockholders as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you later decide not to attend.

tronc, Inc. is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

How many copies of the proxy materials should I have received?

If you received more than one proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, please sign and return all proxy cards or voting instruction forms, or vote each proxy card or voting instruction form by telephone or by Internet to ensure that all of your shares are voted.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

1.	delivering written notice of such revocation to the Company;
2.	timely delivering a valid, subsequent proxy by Internet, by telephone, or by mail; or
3.	voting by ballot at the Annual Meeting.

If you are a beneficial owner, you may be able to submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy, as previously described.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote by ballot at the Annual Meeting. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 435 N. Michigan Avenue, Chicago, Illinois 60611. If you would like to view the stockholder list, please call our Investor Relations Department at (312) 222‑4345. The list will also be available at the Annual Meeting.

What constitutes a quorum at the Annual Meeting?

The holders of a majority of the outstanding shares entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, are necessary to constitute a quorum to transact business. Abstentions and “broker non‑votes” (as described under the heading “What are ‘broker non‑votes’ and how do they affect the proposals?”) are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

Shares represented by a valid proxy will be voted at the Annual Meeting and, when instructions are given by the stockholder, will be voted in accordance with those instructions. If you are a stockholder of record and you return your proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non‑votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

With respect to Proposal No. 1, the election of directors, the six director candidates receiving the largest number of votes will be elected. With respect to Proposal Nos. 2 and 3, the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required in order for the proposal to be approved. Abstentions will not be counted in the tabulation of votes cast on Proposal No. 1. Abstentions will be counted in the tabulation of votes cast on Proposal Nos. 2 and 3 and will have the same effect as a vote against the proposals. Withhold votes are not counted for any purpose in determining the outcome of Proposal No. 1.

What are “broker non‑votes” and how do they affect the proposals?

A “broker non‑vote” occurs when a broker, bank, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because such holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non‑discretionary” items (those shares are treated as “broker non‑votes”). If you are a beneficial owner, your broker, bank, or other holder of record has “discretion” to vote your shares on Proposal No. 3, the ratification of the appointment of our independent registered public accounting firm, if the holder of record does not receive voting instructions from you. However, such holder of record may not vote your shares on Proposal Nos. 1 or 2, without your voting instructions on those proposals, because such proposals are considered “non‑discretionary.” Accordingly, without your voting instructions on those proposals, a broker non‑vote will occur. Broker non‑votes are not counted for any purpose in determining the outcome of Proposal Nos. 1 or 2.

What is the effect of the advisory resolution to approve the compensation of our Named Executive Officers?

In accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with a nonbinding, advisory vote to approve the compensation of our Named Executive Officers (as defined in the Compensation Discussion and Analysis section of this Proxy Statement), commonly known as a “say‑on‑pay” proposal. In 2015, our stockholders voted that we conduct advisory votes to approve the compensation of our Named Executive Officers annually and, consistent with this result, we decided to conduct the advisory vote annually. Although this advisory vote is not binding upon the Board of Directors or the Company, the Board of Directors and the Compensation, Nominating and Corporate Governance Committee of the Board of Directors will review and consider the voting results when making future decisions regarding our executive compensation program.

We expect to have our stockholders vote again, on a nonbinding, advisory basis, on whether we should have a say-on-pay proposal every one, two, or three years at the 2021 Annual Meeting of Stockholders.

What is the effect of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm?

Selection of our independent registered public accounting firm is not required to be submitted to a vote of stockholders. The Sarbanes‑Oxley Act of 2002 requires the Audit Committee of our Board of Directors (the “Audit Committee”) to be directly responsible for the appointment, compensation, and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors has elected to submit the selection of Ernst & Young LLP as our independent registered public accounting firm to stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, at its discretion, appoint a different independent registered public accounting firm at any time during the year.

Who counts the votes?

Broadridge Financial Solutions, Inc. will count all votes and serve as the inspector of election. The inspector of election will separately count affirmative and negative votes, abstentions, and broker non‑votes.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of soliciting proxies. Proxies may be solicited on our behalf by the Company’s directors, officers, or employees in person or by telephone, electronic transmission, and facsimile transmission. No additional compensation will be paid to directors, officers, or other employees for soliciting proxies. In addition, D.F. King will solicit proxies from brokers, banks, nominees, and institutional investors or other stockholders at a cost of approximately $15,000 plus out‑of‑pocket expenses. We furnish copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners.

Why did I receive a one‑page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

When will tronc announce the results of the voting?

We will report the voting results in a Current Report on Form 8‑K filed within four business days after the end of the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8‑K within four business days of the day the final results are available. The Current Report on Form 8‑K, and any amendments, will be available at www.sec.gov and on our website at investor.tronc.com.

What are the requirements for admission to the Annual Meeting?

You are entitled to attend the Annual Meeting if you were a Company stockholder as of the close of business on the Record Date or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification (e.g., a driver’s license or passport). In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record as of the Record Date. If your shares are held in the name of a broker, bank or other holder of record that holds your shares, you should provide a copy of the voting instruction card provided by your broker, bank, or other holder of record, or other similar evidence of your beneficial ownership of those shares. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation (“Restated Certificate”) and our Amended and Restated By‑Laws (“By‑Laws”) currently provide that the Board of Directors will be elected at the annual meeting of stockholders to serve one‑year terms or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Board Composition

As of April 6, 2018, the Board of Directors was composed of six members serving on the standing Board committees set forth below. Effective March 18, 2018, Mr. Dearborn has served as the Chairperson of the Board.

		Board		Compensation,
		of	Audit	Nominating and
Name	Age	Directors	Committee	Corporate Goverance Committee
Carol Crenshaw	61	*	*	*
Justin C. Dearborn	48	*
David Dreier	65	*
Philip G. Franklin	66	*	**	*
Eddy W. Hartenstein	67	*
Richard A. Reck	68	*	*	**

*Member

**Chair

Nominees for Director

The Board of Directors has nominated the six individuals listed below for election as directors at the Annual Meeting. All nominees are currently serving as directors of the Company. There are no vacancies on the Board.

Each of the nominees has consented to being named as a Board nominee in this Proxy Statement and has agreed to serve if elected. Management has no reason to believe that any nominee will be unable to serve. If any of the Board nominees becomes unavailable to serve as a director, proxies will be voted for the election of such person as shall be designated by the Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

Biographical information about the six nominees for director appears below, including information about the experience, qualifications, attributes and skills considered by our Compensation, Nominating and Corporate Governance Committee and the Board in determining that the nominees should serve as a director.

The Board of Directors Recommends a Vote “FOR” Each of the Board’s Nominees.

Carol Crenshaw

Ms. Crenshaw has served as a director since April 2016. She is the Chief Financial Officer and Vice President of Finance for The Chicago Community Trust, a community foundation dedicated to improving the Chicagoland region through strategic grant making, civic engagement and inspiring philanthropy. She joined The Chicago Community Trust in 1983 as assistant controller, was promoted to controller in 1984, and has served in her current role since 1994. Prior to joining The Chicago Community Trust, she was an auditor with the certified public accounting firm of KPMG Peat Marwick/Chicago. Ms. Crenshaw is a member of the Accounting Practices Committee of Community Foundations, a trustee of the John L. Patten Charitable Trust and a member of the board of directors of Northern Illinois University Foundation. Ms. Crenshaw received her certified public accountant certificate in 1982 and holds a B.S. from Northern Illinois University.

Specific qualifications, experience, skills and expertise that led to the Compensation, Nominating and Corporate Governance Committee’s (the “CNCG Committee”) conclusion that Ms. Crenshaw is qualified to serve on the Board include:

•	Operating and management experience;
•	Expertise in finance and financial reporting; and
•	Core business skills, including financial, audit and strategic planning.

Justin C. Dearborn

Mr. Dearborn has served as Chief Executive Officer of tronc and a director since February 2016. The Board of Directors elected Mr. Dearborn to be the Chair of the Board of Directors effective March 18, 2018. Prior to joining the Company, Mr. Dearborn was Chief Executive Officer and a director of Merge Healthcare Incorporated (“Merge”), an information technology company supplying radiology and cardio information solutions to healthcare providers. Merge was a publicly-traded company until its acquisition by IBM in October 2015. Mr. Dearborn served as Chief Executive Officer, President, and Chief Financial Officer of Merge at various times from 2008 to 2016. From January 2007 to June 2008, Mr. Dearborn served as managing director at Merrick Ventures, LLC (“Merrick Ventures”), a venture capital and private equity firm focused on big data, deep learning, and content aggregation and distribution technologies. Prior to Merrick Ventures, he served in various executive and senior management positions for Click Commerce, Inc., a publicly-traded software and services company. Mr. Dearborn holds a B.S. in Accounting from Illinois State University and a J.D. from DePaul University.

Specific qualifications, experience, skills and expertise that led to the CNCG Committee’s conclusion that Mr. Dearborn is qualified to serve on the Board include:

•	Operating and management experience;
•	Core business skills, including operations and strategic planning; and
•	Deep understanding of the technology industry.

David Dreier

Mr. Dreier has served as a director of tronc since June 2016. He has served as the Chairman of the Annenberg-Dreier Commission at Sunnylands, an initiative focused on the role of technology in enhancing prosperity, good governance, and cross-cultural links throughout the Greater Pacific region, since February 2013. Prior to that, he served as a member of the U.S. House of Representatives from 1981 to January 2013. While in Congress, Mr. Dreier served as Chairman of the Rules Committee from 1999 to 2007 and 2011 to 2013. He was also the founding Chairman of the bipartisan House Democracy Partnership, which works to strengthen legislative bodies in new and reemerging democracies on five continents, and founded the bipartisan Congressional Trade Working Group. Mr. Dreier is an honors graduate of Claremont McKenna College and holds a Master’s degree from Claremont Graduate University.

Specific qualifications, experience, skills and expertise that led to the CNCG Committee’s conclusion that Mr. Dreier is qualified to serve on the Board include:

•	Operating and management experience;

•	Core business skills, including operations and strategic planning; and
•	Deep understanding of international commerce and the technology industry.

Philip G. Franklin

Mr. Franklin has served as a director since the consummation of the Company’s distribution and separation from Tribune Media Company (the “Distribution”) in August 2014. Mr. Franklin retired from serving as Chief Financial Officer of Littelfuse, Inc., a manufacturer of electronic components, in April 2016 after 17 years of service. Prior to joining Littelfuse in 1998, he was Vice President and Chief Financial Officer of OmniQuip International, a private equity sponsored roll‑up in the construction equipment industry. Previously, Mr. Franklin served as Chief Financial Officer for Monarch Marking Systems, a subsidiary of Pitney Bowes, and Hill Refrigeration. Earlier in his career, he worked in a variety of finance and general management positions at FMC Corporation. Mr. Franklin also currently serves as a director of TTM Technologies, Inc., where he is chairman of the audit committee. Mr. Franklin attended Dartmouth College, where he earned a bachelor’s degree in economics and an MBA at the Tuck School of Business.

Specific qualifications, experience, skills and expertise that led to the CNCG Committee’s conclusion that Mr. Franklin is qualified to serve on the Board include:

•	Operating and management experience;
•	Core business skills, including financial and strategic planning; and
•	Expertise in finance and financial reporting.

Eddy W. Hartenstein

Mr. Hartenstein has served as a director since the Distribution in August 2014 and was the Non-Executive Chairman from August 2014 until February 2016. From August 2008 until the Distribution, Mr. Hartenstein served as Publisher and Chief Executive Officer of the Los Angeles Times, where he was responsible for all aspects of print, digital and mobile operations of the metropolitan daily news organization, as well as those of the Los Angeles Times Media Group’s portfolio. Prior to Tribune Media Company’s January 2013 change of ownership, he was also President and Chief Executive Officer of Tribune Media Company, a multimedia company operating businesses in publishing, digital and broadcasting. From December 2012 until July 2014, he was a member of the Board of Directors of Tribune Media Company and until the Distribution, continued to serve as special advisor to the Chief Executive Officer of Tribune Media Company. Previously, Mr. Hartenstein served in a variety of positions at DIRECTV Inc., including as President from its inception in 1990 through 2001, as Chairman and Chief Executive Officer from late 2001 through 2004, and as Vice Chairman of the board of The DIRECTV Group Inc. from late 2003 through 2004. Mr. Hartenstein currently serves on the boards of directors of SIRIUS XM Holdings Inc., a satellite radio broadcaster (where he is the lead independent director); Broadcom Limited, a semiconductor company; and TiVo Corporation, a digital entertainment technology provider. He previously served on the board of directors of Yahoo!, before its acquisition by Verizon, and SanDisk Corp., a manufacturer of flash memory. Mr. Hartenstein holds Bachelor of Science degrees in aerospace engineering and mathematics from California State Polytechnic University, Pomona and a Master of Science degree from Cal Tech, and a Doctorate of Science (HON) from California State Polytechnic University, Pomona.

Specific qualifications, experience, skills and expertise that led to the CNCG Committee’s conclusion that Mr. Hartenstein is qualified to serve on the Board include:

•	Operating and management experience;
•	Core business skills, including financial and strategic planning; and
•	Deep understanding of our company, its history and culture.

Richard A. Reck

Mr. Reck has served as a director since April 2016. He is the founder and President of Business Strategy Advisors LLC, a business strategy consultancy firm that focuses on serving technology, information and entertainment companies, and has served in such capacity since August 2002. Mr. Reck joined the certified public accounting firm of KPMG LLP in June 1973 and remained employed there until his retirement as a partner in July 2002. He currently serves on the board of directors and chairs the audit committee of SilkRoad, Inc., a venture capital backed multinational human capital management software company; serves on the board of advisors of Ultra Corporation, a private IT consultancy firm; and serves on the board of directors and chairs the audit committee of Advanced Life Sciences Holdings, Inc., a public biopharmaceutical company that has been inactive since 2011. He previously served on the board of directors, as well as the audit and compensation committees, of Interactive Intelligence Group, Inc., a public communications software company which was acquired by Genesys Telecommunications Laboratories, Inc. in December 2016, and the board of directors of Merge Healthcare, Inc., which was a publicly-traded company until its acquisition by IBM in October 2015 where he served on the audit committee and chaired the nominating and governance committee. Mr. Reck is a registered certified public accountant in Illinois and holds a B.A. from DePauw University and an M.B.A. in Accounting from the University of Michigan.

Specific qualifications, experience, skills and expertise that led to the CNCG Committee’s conclusion that Mr. Reck is qualified to serve on the Board include:

•	Operating and management experience;
•	Expertise in finance and financial reporting; and
•	Core business skills, including financial, audit and strategic planning.

CORPORATE GOVERNANCE

Board of Directors

During the fiscal year ended December 31, 2017, each of the Board of Directors and the CNCG Committee met 13 times, and the Audit Committee met nine times. No incumbent director attended fewer than 75% of the meetings of the Board and standing Board committees on which he or she served during his or her term of service. Five of our six incumbent directors attended the 2017 Annual Meeting.

The Nasdaq Stock Market (“Nasdaq”) listing rules (“Nasdaq Rules”) require that a majority of our Board of Directors be “independent directors,” as defined in Nasdaq Rule 5605(a)(2). The Board, following the review and recommendation of the Compensation, Nominating and Corporate Governance Committee of the Board, reviewed the independence of the persons who served as our directors, including whether specified transactions or relationships exist currently, or existed during the past three years, between our directors, or certain family members or affiliates of our directors, and the Company and our subsidiaries, certain other affiliates, or our independent registered public accounting firm. As a result of the review, the Board determined that all of the current directors (except for Mr. Dearborn) are “independent” under the applicable Nasdaq Rules. In making the independence determinations, the Board considered the fact that Mr. Michael W. Ferro, Jr. (who served as our non-executive Chair of the Board during all of fiscal 2017 and until his retirement from the Board on March 18, 2018), was chair of the board of The Chicago Community Trust and Ms. Crenshaw was in 2017, and continues to be, the Chief Financial Officer and Vice President of Finance of that organization. The Board also determined that Mr. Ferro (in 2017 and through his retirement from the Board) was not independent. See “Policies and Procedures for the Review and Approval or Ratification of Transactions with Related Persons.”

Board Leadership Structure and Role in Risk Oversight

The Company’s Corporate Governance Guidelines provide that it is the policy of the Board that it may choose in its discretion whether to separate or combine the offices of Chairman and Chief Executive Officer on a case‑by‑case basis. Our Board believes that it should have the flexibility to make this determination as circumstances require and in a manner that it believes is best to provide appropriate leadership for our Company. Pursuant to our Corporate Governance Guidelines, if the Board chooses to combine the offices of Chairman and Chief Executive Officer, an independent Lead Director will be appointed annually by the independent directors. Mr. Dearborn, our Chief Executive Officer, was appointed as Chairperson of the Board effective March 18, 2018 following the retirement of our former Chairperson of the Board. The Board believes that its current leadership structure, with Mr. Dearborn serving as Chief Executive Officer and Chairperson of the Board, is appropriate based on the Board’s view of Mr. Dearborn’s leadership and judgment during his tenure as our Chief Executive Officer as well as the improved stability and performance of the Company during that tenure. However, the Board has determined that it will also appoint an independent Lead Director. As of the date of this proxy statement, the Board is considering which independent director will be appointed to that position. The Company will publicly announce that appointment once made. The Board does not believe that its role in risk oversight has affected the Board’s leadership structure. Stockholders may access a copy of the Company’s Corporate Governance Guidelines on our website at investor.tronc.com.

Our independent directors and our non‑management directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a regularly scheduled agenda item for Board and committee meetings, as appropriate. The to-be-appointed independent Lead Director, or in his or her absence, the chair of the Audit Committee, chairs non-management executive sessions of the independent board members and the chairperson of each committee chairs that committee’s executive sessions.

The Board of Directors considers oversight of the Company’s risk management efforts to be a responsibility of the entire Board (as reported by and through the appropriate committee in the case of risks that are under the purview of a particular committee). Management provides the full Board regular updates on major Company initiatives, strategies, and related risks. The CNCG Committee provides oversight of the Company’s pay policies and practices, including risks associated with executive compensation. In addition, the CNCG Committee oversees risks associated with corporate governance and Board composition, including the independence of Board members. The Audit Committee receives the results of a risk assessment designed to identify and assess key risks associated with the achievement of the Company’s strategic objectives. Management and the CNCG Committee periodically evaluate the risks involved with our compensation programs and do not believe that any of our programs creates risks that are reasonably likely to have a material adverse impact on us. The Audit Committee also receives periodic reports regarding internal audits, which include management action plans designed to mitigate deficiencies and related risks. The Audit Committee also provides oversight concerning key financial risks and, pursuant to its charter, discusses Company policies with respect to risk assessment and risk management. As part of its role relating to consideration and oversight of risk management, the Audit Committee is periodically informed about, and oversees, data security risks.

The chairperson of the relevant Board committee reports on its discussions to the full Board of Directors during the committee reports portion of the applicable Board meeting. The full Board may access committee materials and may attend committee meetings. This enables the Board and its committees to coordinate the risk oversight role regarding, for example, compensation and governance‑related risks.

Board Committees

The Board of Directors has established the following standing committees: the Audit Committee and the Compensation, Nominating and Corporate Governance Committee. The Board may, by resolution passed by a majority of the Board, from time to time, appoint other committees to address special projects or matters of interest to the Board.

All of the members of each of the standing committees meet the criteria for independence prescribed by the Nasdaq Rules. Membership of the standing committees is determined periodically by the Board of Directors. Adjustments to committee assignments may be made at any time. As of April 6, 2018, membership of each standing committee was as set forth above under “Board Composition.”

The Board of Directors has adopted a written charter for each standing committee. Stockholders may access a copy of each standing committee’s charter on our website at www.investor.tronc.com. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee

The primary purposes of the Audit Committee are to: (a) assist the Board in overseeing (i) the quality and integrity of the Company’s financial statements, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance with legal and regulatory requirements, and (v) management’s process to assess and manage the Company’s enterprise risk issues; and (b) prepare the report of the Audit Committee required to be included in the Company’s annual proxy statement under SEC rules.

The Audit Committee has the sole authority to appoint or replace the independent auditor. The Audit Committee has the direct responsibility for the compensation, retention and oversight of the work of each independent auditor engaged by the Company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such independent auditor reports directly to the Audit Committee. The Audit Committee is responsible for resolving disagreements between management and each such independent auditor regarding financial reporting. The Audit Committee has established policies and procedures for the review and pre‑approval by the Audit Committee of all auditing services and permissible non‑audit services (including the fees and terms thereof) to be performed by the independent auditor.

The Audit Committee meets with our independent auditor at least quarterly, prior to releasing our quarterly results, to review the results of the independent auditor’s interim reviews or annual audit before the results are released to the public or filed with the SEC. The Audit Committee also meets at least once every quarter in separate sessions with management and with the Company’s internal auditor. In addition, the Audit Committee reviews and comments on the quality of our accounting principles and financial reporting and controls, the adequacy of staff, and the results of procedures performed in connection with the audit process. Pursuant to its charter, the Audit Committee is required to meet at least once per quarter.

The charter of the Audit Committee requires that it be composed of at least three directors, all of whom meet the independence requirements relating to directors and audit committee members (a) of Nasdaq and (b) under Section 10A(m) of the Exchange Act and any related rules and regulations promulgated thereunder by the SEC. Each member of the Audit Committee shall, in the judgment of the Board, have the ability to read and understand fundamental financial statements. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. No member of the Audit Committee may serve on more than three audit committees of publicly traded companies (including our Audit Committee), unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the independence and financial literacy requirements of Nasdaq and the SEC. The Board also has determined that Messrs. Franklin and Reck and Ms. Crenshaw are “audit committee financial experts” under SEC rules and satisfy the financial sophistication requirements of the Nasdaq Rules.

Compensation, Nominating and Corporate Governance Committee

With respect to its compensation functions, the purpose of the Compensation, Nominating and Corporate Governance Committee (“CNCG Committee”) is to assist the Board in fulfilling its responsibilities for establishing and administering the Company’s policies, programs and procedures for compensating its executives, including (a) to discharge the Board’s responsibilities relating to the compensation of the Company’s Chief Executive Officer and executive officers (collectively, the “Senior Management Group”), and the compensation of the independent directors of the Board, (b) to review the compensation discussion and analysis of executive compensation portion of this proxy statement and prepare the report of the CNCG Committee also included in this proxy statement and (c) to take such other actions relating to the compensation and benefits structure of the Company as the CNCG Committee deems necessary or appropriate.

With respect to its nominating and corporate governance functions, the purpose of the CNCG Committee is to assist the Board in fulfilling its responsibilities by: (a) identifying individuals qualified to become directors and selecting, or recommending that the Board select, the candidates for all director positions to be filled by the Board or by the stockholders, (b) developing and recommending to the Board a set of corporate governance guidelines applicable to the Company, and (c) otherwise taking a leadership role in shaping the corporate governance of the Company.

The CNCG Committee’s charter reflects the responsibilities noted above and is reviewed regularly by the committee. The charter also requires that the CNCG Committee be composed of at least three members who satisfy the independence requirements relating to directors and compensation committee members under the Nasdaq Rules. Unless the Board shall determine otherwise, at least two members of the CNCG Committee are required to satisfy the requirements of a “Non‑Employee Director” for purposes of Rule 16b‑3 under the Exchange Act. In addition, subject to any applicable transition rule, as to any compensation plan that is intended to be administered in a manner consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), at least two members of the CNCG Committee are required to satisfy the requirements of being an “outside director” for purposes of Section 162(m) of the Code and related regulations. The Board has determined that each member of the CNCG Committee meets the Nasdaq independence requirements and at least two members meet the “outside director” requirements. In accordance with its charter and to the extent permitted by applicable law, regulations, and the Nasdaq Rules, the CNCG Committee may form and delegate its duties, responsibilities and authority to subcommittees or to members of management to perform certain duties and responsibilities on its behalf.

Pursuant to its charter, the CNCG Committee may, without further approval by the Board, retain or terminate, as it determines to be necessary or advisable, a compensation consultant or other advisors, including outside accounting and legal advisors, to assist in the performance of its duties. Any legal or other advisor retained by the CNCG Committee may, but need not be, otherwise engaged by the Company for any other purpose.

The CNCG Committee reports frequently to the Board of Directors and maintains open communication with the Company’s Chief Executive Officer, independent consultants, and internal human resources professionals. The CNCG Committee meets as frequently as necessary, as determined by its Chair, to carry out its responsibilities under its charter and takes actions by written consent when necessary.

Independent Compensation Consultant

Pursuant to its charter, as outlined above, the CNCG Committee may engage outside consultants to assist it in meeting its responsibilities. In 2017, the CNCG Committee retained Willis Towers Watson (the “Compensation Consultant”) as its independent compensation consultant to assist with peer group analysis, director compensation analysis, risk assessment of the Company’s compensation programs, and other services upon request. The CNCG Committee has reviewed the independence of the Compensation Consultant based on the criteria established by the SEC and Nasdaq and confirmed that, based on the absence of conflicts of interest, the Compensation Consultant is independent. As part of this review, the CNCG Committee confirmed that the Compensation Consultant did not provide any other services to the Company and only received fees from the Company for work performed directly for the CNCG Committee.

Role of Executives in Establishing Executive Compensation

With support from the Company’s human resources department, our Chief Executive Officer prepared and provided recommendations to the CNCG Committee on the following items: base salaries for current executives, the design of the short‑term and long‑term incentive plans for executives, and the grant value of equity awards provided to executives. The Chief Executive Officer assisted in the review of compensation studies and proposed incentive plans, including proposing specific performance goals to be reviewed by the CNCG Committee with respect to short‑term and long‑term executive compensation. The Chief Executive Officer, the General Counsel and other members of the legal department, members of the human resources department and the Compensation Consultant attended the CNCG Committee meetings that related to executive compensation to assist the CNCG Committee with its review; however, the executives did not attend the executive sessions of the meetings. In connection with reviewing and determining executive compensation, the CNCG Committee asked the Chief Executive Officer to provide recommendations for compensation levels for the executives. The CNCG Committee uses this information along with, among other information, survey data and market studies to determine executive compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of the CNCG Committee was at any time during fiscal 2017 or at any other time thereafter, an officer or employee of the Company, and none had or has any relationships with the Company that are required to be disclosed under Item 404 of Regulation S‑K, except as otherwise disclosed under “Policies and Procedures for the Review and Approval or Ratification of Transactions With Related Persons.” None of the Company’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on the Company’s Board of Directors or CNCG Committee, during fiscal 2017.

Board Selection, Composition and Evaluation

The CNCG Committee reviews annually the appropriate skills and characteristics required of directors in light of the current composition of the Board of Directors. When assessing a director candidate’s qualifications, the CNCG Committee will consider, among other factors, diversity, and balance of inside, outside and independent directors, while still complying with Nasdaq’s independence requirements for the overall Board. The CNCG Committee will also consider the general qualifications of the potential nominees, such as:

•	integrity and honesty;
•	the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole;
•	a background and experience with media, including broadcasting, digital and publishing, finance or marketing or other fields which will complement the talents of the other Board members;
•	willingness and capability to take the time to actively participate in Board and committee meetings and related activities;
•	ability to work professionally and effectively with other Board members and the Company’s management;
•	availability to remain on the Board long enough to make an effective contribution;
•	satisfaction of relevant independence standards; and

•	absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The CNCG Committee does not have a formal policy with respect to diversity, which includes age, geography, professional, and other factors; however, the CNCG Committee and the Board believe it is essential to have directors representing diverse viewpoints. Diversity is one factor considered by the CNCG Committee in determining the needs of the Board and evaluating director candidates to fill such needs.

The CNCG Committee will consider qualified director candidates recommended by the Company’s stockholders and evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by itself or the Board of Directors. Stockholders can recommend director candidates by following the instructions outlined below under “Additional Information—Consideration of Stockholder‑Recommended Director Nominees.” No nominations for director were submitted to the CNCG Committee for consideration by any of the Company’s stockholders in connection with the Annual Meeting.

DIRECTOR COMPENSATION

Time, Manner and Components of Compensation

For 2017, the components of the Company’s non‑employee director cash and equity compensation were as follows:

Annual Retainers Paid to Non-Employee Directors other than Board Chairperson (1)
Annual restricted stock retainer	$140,000
Annual cash retainer	$45,000

2017-2019 Retainer for Non-Executive Board Chairperson (2)	450,000 restricted shares

Additional Committee Compensation
Audit Committee Chairperson—annual cash retainer	$20,000
CNCG Committee Chairperson—annual cash retainer	$20,000
Audit Committee Member—annual cash retainer	$10,000
CNCG Committee Member—annual cash retainer	$10,000

(1)

Effective as of August 2017, the non-employee director compensation program was modified to (a) replace restricted stock unit awards used in 2016 with restricted stock awards to provide directors with immediate voting rights, with the number of such restricted shares based on the value of the award (as set forth in the table above) divided by the closing price of the Company’s common stock on the date of grant, rounded up, (b) to decrease the size of the equity award by $30,000 and provide an annual cash retainer to directors, (c) increase the CNCG Chair retainer by $5,000, to reflect increased duties resulting from the 2016 combination of the formerly two separate committees into the CNCG Committee, (d) provide committee chair retainers in cash rather than restricted stock units and (e) provide for annual Audit Committee and CNCG Committee member cash retainers.

(2)

This award was granted to Mr. Ferro, our former non-executive Chairperson of the Board. Mr. Ferro retired from the Board effective March 18, 2018. The size of the non-executive Chairperson’s award was approved by the CNCG Committee after a review of market data provided by Willis Towers Watson, the CNCG Committee’s independent compensation consultant, to recognize the time commitment relating to, and criticality of, Mr. Ferro’s business development and strategic oversight efforts on behalf of the Company in a time of significant industry challenges. In approving such award, the CNCG Committee (a) considered compensation programs for director chairs from similarly sized and structured companies and (b) determined that Mr. Ferro would not receive any additional equity awards for three years from the grant date. For purposes of this award, the CNCG Committee considered director chair compensation at the following companies: Select Medical Holdings Corporation; The New York Times Company; Westinghouse Air Brake Technologies Corporation; Boyd Gaming Corporation; Rollins, Inc.; Kirby Corporation; Marriott International, Inc.; Kimco Realty Corporation; DSW Inc.; Federal Signal Corporation; EZCorp, Inc.; Caci International Inc.; Aceto Corporation; Twitter, Inc.; Extra Space Storage Inc.; Thor Industries, Inc.; Knight Transportation, Inc.; Stepan Company; Cantel Medical Corp.; Cubic Corporation; Factset Research Systems Inc.; Voxx International Corporation; Monro Muffler Brake, Inc.; Seneca Foods Corporation; The Bon-Ton Stores, Inc.; Central Garden & Pet Company; Consolidated Communications Holdings, Inc.; Zumiez Inc.; Weingarten Realty Investors; and Barnes & Noble, Inc. The CNCG Committee considered information at companies outside of our executive compensation peer group in order to consider compensation at companies with Board chairs who performed work on behalf of their companies significantly beyond customary board chair duties. Mr. Dearborn, our Chief Executive Officer, became the Chairperson of the Board on March 18, 2018, but receives no additional compensation for his director duties.

Non-employee director equity awards were granted pursuant to the Company’s 2014 Omnibus Incentive Plan (the “Omnibus Incentive Plan”).These awards vest one year from the date of grant, except for the Board Chairperson’s award which was scheduled to vest in three equal annual installments on the first, second and third anniversaries of grant, in each case, subject to forfeiture of any then-unvested amounts if the applicable director voluntarily resigns prior to the applicable vesting date(s). The annual equity retainers for 2017 were granted on August 7, 2017. As set forth in the Omnibus Incentive Plan, upon a Change in Control (as defined in that plan), the vesting of the equity awards will generally fully accelerate unless an Alternative Award (as defined in that plan) is made to the director. Upon separation from our board for any reason other than death, disability or voluntary resignation, the vesting of the restricted shares will accelerate to the date of separation; provided, however, that if such separation happens prior to August 7, 2018, then the acceleration of vesting to the date of separation will only apply to the number of shares that remain eligible for vesting in under one year under the terms of the Omnibus Incentive Plan with the remaining shares accelerating on August 7, 2018. Mr. Ferro elected to forgo any vesting of his August 2017 restricted stock grant by retiring from the Board on March 18, 2018.

Our non-employee directors may elect to convert all or a portion of their annual cash retainers, as applicable, into RSUs. In prior years, they could also elect to defer receipt of the equity portion of their director fees that were awarded in the form of RSUs until a change in control or they leave our Board. However, in 2017, we changed the form of equity compensation that was part of our director compensation program from RSUs to shares of restricted stock. Our non-employee directors could elect to accelerate the taxation of such restricted stock grants, but cannot defer receipt of them. Any such conversions or deferrals are made by timely filing an election to establish a notional deferred stock account in compliance with applicable tax rules. Each deferred unit credited to such an account represents an unfunded obligation of the Company to issue a share of common stock on a future payment date. Shares will be issued with respect to such deferred units upon the earlier of (i) termination of the individual’s service as a director of the Company or (ii) a change in control (as defined in the Omnibus Incentive Plan). Our directors are also reimbursed for reasonable Company-related travel expenses.

The following table shows compensation earned by or paid to non‑employee directors who served as directors for any portion of fiscal 2017. Mr. Dearborn, our Chairperson of the Board and Chief Executive Officer, did not receive additional compensation for his service on the Board of Directors. The compensation of Mr. Dearborn is described below under “Named Executive Officer Compensation - 2017 Summary Compensation Table.”

2017 Director Compensation Table

	Fees Earned or	Stock
Name	Paid in Cash ($)(1)	Awards ($)(2)	Total ($)
Carol Crenshaw	$65,000	$140,013	$205,013
David Dreier	$45,000	$140,013	$185,013
Philip G. Franklin	$85,000	$140,013	$225,013
Eddy W. Hartenstein	$45,000	$140,013	$185,013
Richard A. Reck	$85,000	$140,013	$225,013
Michael W. Ferro, Jr. (3)	$—	$5,962,500	$5,962,500
Patrick Soon-Shiong (3)	$—	$—	—
Donald Tang (3)	$—	$—	—

(1)

On August 7, 2017, each of Ms. Crenshaw and Mr. Reck received a fully-vested restricted stock unit award for the following number of shares pursuant to their respective elections to defer and convert all or a portion of their cash fees for 2017 into restricted stock units (“RSUs”): Ms. Crenshaw, 4,906 RSUs; and Mr. Reck, 4,812 RSUs.

(2)

The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”) for awards granted during the fiscal year ended December 31, 2017, excluding the effect of any estimated forfeitures. Assumptions used in the calculation of these amounts are described in footnotes 2 and 14 to the Company’s audited financial statements included in the Annual Report. On August 7, 2017, non-employee directors received the following annual awards: Ms. Crenshaw and Messrs. Dreier, Franklin, Hartenstein, and Reck 10,567 shares of restricted stock; and Mr. Ferro, 450,000 shares of restricted stock. See the description of the vesting provisions of these awards set forth above this table. Such restricted stock awards were the only outstanding unvested equity held by the individuals listed in the table above as of December 31, 2017.

(3)

Mr. Ferro retired as our Non-Executive Chairperson of the Board and as a director effective March 18, 2018. He elected to forgo any vesting of the restricted shares granted in August 2017, as reflected in this table, by retiring from the Board of Directors on March 18, 2018. Messrs. Soon-Shiong and Tang did not stand for re-election as directors at our 2017 Annual Meeting of Stockholders and therefore, their service as directors terminated on April 18, 2017. Neither of Messrs. Soon-Shiong or Tang received any director fees in 2017.

For additional information regarding the stock holdings of our current non‑employee directors, see “Security Ownership of Certain Beneficial Owners, Directors, and Management.”

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers. This advisory proposal is commonly referred to as a “say‑on‑pay” proposal. Although this advisory vote is not binding upon the Board of Directors, our Board and the CNCG Committee will review and consider the voting results of this vote when making future decisions regarding our Named Executive Officer compensation and related executive compensation program. We currently intend to conduct this vote annually, with the next vote set to occur at our 2019 Annual Meeting of Stockholders.

As discussed under the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is designed to attract, retain and motivate superior executive talent, including our Named Executive Officers, who are critical to our success. We seek to align pay and performance by making a significant portion of our Named Executive Officers’ compensation dependent on:

•	the achievement of specific annual strategic or financial goals; and
•	the realization of increased stockholder value.

Please read the “Compensation Discussion and Analysis” section of this proxy statement, the accompanying tables, and the related narrative disclosures for a description of our executive compensation program, including information about the fiscal year 2017 compensation of our Named Executive Officers.

We are asking our stockholders to support our Named Executive Officer compensation described in this proxy statement. Your vote is not intended to address any specific item of our compensation program, but rather our overall approach to the compensation of our Named Executive Officers described in this proxy statement. Our Board and the CNCG Committee believe our overall program effectively implements our compensation approach and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying tables, and related narrative in the Proxy Statement for the Company’s Annual Meeting of Stockholders.”

The Board of Directors Recommends a Vote “FOR”
the Advisory Resolution to Approve the Compensation of Our Named Executive Officers.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2018. Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of EY as the Company’s independent registered public accounting firm is not required by our By‑Laws or otherwise. However, the Board of Directors is submitting the appointment of EY to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain EY. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recent Change in Auditor

As reported on the Company’s Current Report on Form 8‑K filed on March 28, 2016 (the “Change in Auditor 8‑K”), effective March 22, 2016, the Audit Committee dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and engaged EY to serve in this role for the fiscal year ending December 25, 2016.

PwC’s reports on the consolidated financial statements of the Company for the fiscal years ended December 27, 2015, and December 28, 2014, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 27, 2015 and December 28, 2014, and the subsequent interim period through March 22, 2016, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S‑K and related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with their reports on the Company’s consolidated financial statements for such fiscal years.

During the fiscal years ended December 27, 2015, and December 28, 2014, and the subsequent interim period through March 22, 2016, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S‑K), other than the identification of material weaknesses in the Company’s internal control over financial reporting as described in the Company’s annual report on Form 10‑K for the fiscal year ended December 27, 2015 (the “2015 10‑K”) and annual report on Form 10‑K for the fiscal year ended December 28, 2014 (the “2014 10‑K”). As more fully disclosed in the 2015 10‑K, the Company’s management concluded that the Company’s internal control over financial reporting was not effective as of the fiscal year ended December 27, 2015 due to material weaknesses in the Company’s internal control over financial reporting. Management identified a material weakness related to an ineffective control environment, which contributed to material weaknesses related to review and approval of insert volume forecasts and variance analysis for preprint advertising, documentation of approval of rates for circulation and other revenue, and the review of compensation expense, including sales commissions and bonus plans. Further, as disclosed in the 2014 10‑K, the Company’s management identified the following material weaknesses in the Company’s internal control over financial reporting as of the fiscal year ended December 28, 2014: (1) an insufficient complement of finance and accounting resources within the organization commensurate with the Company’s financial reporting requirements and (2) an ineffective control environment due to (a) lack of formalized accounting policies and review controls including procedures and controls over completeness and accuracy of journal entry review and account reconciliations, (b) deficiencies in business processes related to placing fixed assets in service and retirement of fixed assets, and (c) deficiencies over information technology controls around system security, user access and change management.

The Audit Committee discussed these material weaknesses with PwC and the Company authorized PwC to respond fully to the inquiries of the successor independent registered public accounting firm concerning these matters.

The Company provided PwC with a copy of the Change in Auditor 8‑K and requested that PwC furnish the Company with a copy of PwC’s letter addressed to the SEC stating whether PwC agrees with the statements made by the Company in the Change in Auditor 8‑K. The Company received the requested letter from PwC and a copy of PwC’s letter was attached as Exhibit 16.1 to the Change in Auditor 8‑K.

During the fiscal years ended December 27, 2015, and December 28, 2014, and the subsequent interim period prior to engaging EY, the Company did not consult with EY regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on the Company’s consolidated and combined financial statements, and no written report or oral advice was provided that EY concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S‑K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S‑K).

The Board of Directors Recommends a Vote “FOR” the Ratification of the
Appointment of ERNST & YOUNG LLP as Our Independent Registered Public Accounting Firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Board of Directors for general oversight of the quality and integrity of the Company’s financial statements, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal audit function and independent auditor, the Company’s compliance with legal and regulatory requirements and management’s process to assess and manage the Company’s enterprise risk issues. Management has responsibility for preparing the Company’s financial statements as well as for the Company’s financial reporting process, including internal controls thereon. The Company’s independent registered public accounting firm is responsible for auditing those financial statements.

In connection with our review of the Company’s consolidated audited financial statements for the fiscal year ended December 31, 2017, we relied on reports received from Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2017, as well as the advice and information we received during discussions with the Company’s management. In this context, we hereby report as follows:

(i)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2017 with the Company’s management.
(ii)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under PCAOB Auditing Standard 1301, Communications with Audit Committees.
(iii)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under Rule 2‑07 of Regulation S‑X, Communications with Audit Committees.
(iv)

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

(v)

Based on the review and discussion referred to in paragraphs (i) through (iv) above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10‑K for the year ended December 31, 2017, for filing with the SEC.

The Audit Committee

Philip G. Franklin, Chairperson
Carol Crenshaw
Richard A. Reck

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES REPORT

Fees Paid to Independent Registered Public Accounting Firm

Ernst & Young LLP served as the Company’s independent registered public accounting firm for fiscal 2016 and 2017. PricewaterhouseCoopers LLP served in that role through March 22, 2016. The following table sets forth aggregate fees billed or expected to be billed for services rendered by Ernst & Young LLP for the 2016 and 2017 fiscal years, inclusive of out‑of‑pocket expenses.

Type of Fees	2017	2016
Audit Fees	$3,208,621	$3,039,532
Audit-Related Fees	$642,874	$—
Tax Fees	$136,495	$62,009
All Other Fees	$130,391	$2,663

“Audit Fees” consist of fees for professional services rendered for the annual audit of our consolidated financial statements and internal control over financial reporting, reviews of our interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including relating to the SEC. “Audit‑Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees,” and for 2017 consist of fees for the audit of the financial statements of Daily News L.P. included in our Current Report on Form 8-K/A filed with the SEC on November 20, 2017. “Tax Fees” consist of fees for professional services rendered for assistance with federal, state, and international tax compliance, tax advice, and tax planning. “All Other Fees” consist primarily of fees related to performance of due diligence work related to a potential acquisition.

Audit Committee Review and Pre‑Approval of Independent Registered Public Accounting Firm’s Services

The Audit Committee has considered the non‑audit services provided by the independent registered public accounting firm as described above and believes that they were compatible with maintaining the independence of the applicable firm as the Company’s independent registered public accounting firm for the 2016 or 2017 fiscal year, as applicable.

Pursuant to its charter, the Audit Committee has the sole authority to appoint or replace the independent auditor. The Audit Committee has the direct responsibility for the compensation, retention and oversight of the work of each independent auditor engaged by the Company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such independent auditor reports directly to the Audit Committee. The Audit Committee establishes policies and procedures for the review and pre‑approval by the Audit Committee of all auditing services and permissible non‑audit services (including the fees and terms thereof) to be performed by the independent auditor. The chairperson of the Audit Committee may grant the approvals (including pre‑approvals) on behalf of the Audit Committee. The decision of the chairperson of the Audit Committee to approve (including to pre‑approve) an activity is required to be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management the Audit Committee’s responsibilities to pre‑approve services performed by the independent auditor. The Audit Committee pre‑approved all of the Audit Fees, Audit‑Related Fees, Tax Fees, and All Other Fees listed above.

EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of each of our executive officers as of the date of this proxy statement, April 6, 2018:

Name	Age	Position
Justin C. Dearborn	48	Chief Executive Officer and Chairperson of the Board
Terry Jimenez	45	Executive Vice President and Chief Financial Officer
Timothy P. Knight	52	President
Ross Levinsohn	54	Chief Executive Officer, Tribune Interactive, LLC
Julie K. Xanders	53	Executive Vice President, General Counsel and Secretary

Justin C. Dearborn. For biographical information for Mr. Dearborn, please refer to the section entitled “Proposal 1: Election of Directors”.

Terry Jimenez. Mr. Jimenez has served as Executive Vice President and Chief Financial Officer since April 2016. Prior to joining the Company, Mr. Jimenez was a Partner for IBM’s Global Business Services, where he served in that capacity since 2012. Before that, from April 2012 until October 2012, Mr. Jimenez worked as a consultant for Wrapports, LLC (“Wrapports”), a holding company that owns the Chicago Sun-Times, Chicago Reader, and Chicago.com. From September 2009 through February 2012, he served as President of Newsday Media Group, a subsidiary of Cablevision Systems Corporation. From 2008 to 2009, Mr. Jimenez served as Chief Operating Officer/Chief Financial Officer of Newsday, LLC and Publisher of amNew York, subsidiaries of Cablevision Systems Corporation. Prior to Cablevision’s acquisition of Newsday from Tribune Company (now known as Tribune Media Company), he served in various roles at Tribune Media Company. From 2005 to 2008, he was Vice President Finance/Chief Financial Officer of Newsday, Inc. and from 2003 to 2005, he served as Controller for the Chicago Tribune Group. Prior to joining Tribune Media Company, from 1994 to 2002, Mr. Jimenez served in roles at McDonald’s Corporation, including Finance Director for McDonald’s Partner Brands Group, Controller for Donatos Pizzeria and other accounting, financial consulting, strategy and merger & acquisition roles. Mr. Jimenez holds a B.S. in accountancy from Northern Illinois University and an M.B.A. from J.L. Kellogg Graduate School of Management, Northwestern University.

Timothy P. Knight. Mr. Knight has served as our President since October 30, 2017 and before that, was our President, troncX since February 2017. Before joining the Company, Mr. Knight served as President of Advance Ohio, a digital media and marketing company, since October 2015. Before that, from December 2011 to October 2015, Mr. Knight served as Chief Executive Officer of Wrapports. Prior to joining Wrapports, he held various roles at Newsday including President, Chief Executive Officer and Publisher. Before joining Newsday in 2003, he held various senior management positions at Tribune Publishing Company, the Chicago Tribune Media Group, and Classified Ventures, LLC. Prior to joining Classified Ventures in 1997, Mr. Knight served as mergers and acquisitions counsel for Tribune Company and a senior associate at Skadden, Arps, Slate, Meagher & Flom LLP, an international law firm. He has been engaged in a number of civic organizations over the years and is currently a member of the Board of Trustees of DePaul University and the Board of Regents of Mercy Home for Boys and Girls (Chicago). He also was a member of the Rock and Roll Hall of Fame, Destination Cleveland, United Way of Greater Cleveland and the Long Island Chapter of Young President’s Organization. Mr. Knight holds a B.S. in accounting from Marquette University and a J.D. from DePaul University College of Law.

Ross Levinsohn. Mr. Levinsohn has served as Chief Executive Officer, Tribune Interactive, LLC since February 2018. Prior to that, since August 21, 2017, he was Publisher and Chief Executive Officer, Los Angeles Times. Prior to joining the Company, Mr. Levinsohn had been the managing partner of Whisper Partners, an advisory firm, since June 2016 and founder of WAYD, Inc., a consulting firm, since January 2010. Previously, Mr. Levinsohn served as Chief Executive Officer at Guggenheim Digital Media, an affiliate of Guggenheim Securities, focused on diversified media holdings, from January 2013 to June 2014. Mr. Levinsohn served in various executive positions at Yahoo! Inc., a multinational internet company, from October 2010 to August 2012, including as Interim Chief Executive Officer and Executive Vice President, Head of Global Media and Head of the Americas. Mr. Levinsohn currently serves on the board of Tribune Media Company, which formerly owned the Company, and has served on the boards of other public companies, including Millennial Media and TheMaven.

Julie K. Xanders. Ms. Xanders has served as Executive Vice President, General Counsel and Secretary of tronc since the Distribution in August 2014. Ms. Xanders previously served as the Assistant General Counsel/West Coast Media of Tribune Media Company and served as Senior Vice President, Legal for the Los Angeles Times. Ms. Xanders joined The Times Mirror Company, a media company, in 1993 as Corporate Counsel for Times Mirror Cable Television, Inc. and was promoted to Assistant General Counsel in 1995 for Times Mirror, Associate General Counsel in 1997, Deputy General Counsel in 1998, and Senior Vice President and General Counsel for the Los Angeles Times in August 1998. Prior to joining Times Mirror, Ms. Xanders worked for four years in private practice with Gibson, Dunn & Crutcher, a law firm, as an associate attorney. Ms. Xanders earned a J.D. from Boalt Hall

School of Law (UC Berkeley) and has a B.A. from Yale University, where she graduated summa cum laude and was elected Phi Beta Kappa. She is a past chair and continues to serve as a member of the Executive Committee of the Corporate Law Departments Section of the Los Angeles County Bar Association. She served on the Board of Trustees and several Board committees of the Los Angeles County Bar Association from July 2004 to June 2009 and from July 2010 to June 2011. She serves as Vice Chair of the Board of Trustees of Southwestern Law School and is co‑chair of the Membership and Governance Committee, chair of the Executive Committee and a member of the Compensation Committee. From October 2013 to October 2015, she served on the Board of Directors of the California Newspaper Publishers Association and was Chair of its Governmental Affairs Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table shows the number of shares of the Company’s common stock beneficially owned as of March 20, 2018, by: (i) all those known by use to be beneficial owners of more than 5% of our outstanding common stock; (ii) each director as of such date; (iii) each of the Named Executive Officers listed in the “2017 Summary Compensation Table”; and (iv) the current directors and executive officers as a group as of such date. Unless otherwise indicated, beneficial owners listed in the table may be contacted at the Company’s corporate headquarters at 435 N. Michigan Avenue, Chicago, Illinois 60611, or, if contacted after June 15, 2018, at 130 East Randolph Street, Chicago, Illinois 60601.

	Number of
	Shares	Percentage of
	Beneficially	Outstanding
Name	Owned(1)	Shares(1)
More Than 5% Stockholders:
Merrick Media, LLC (2)	9,071,529	25.7%
350 North Orleans Street, 10th Floor
Chicago, IL 60654
Nant Capital LLC (3)	8,743,619	24.8%
9922 Jefferson Boulevard
Culver City, CA 90232
PRIMECAP Management Company (4)	3,344,231	9.5%
177 E. Colorado Blvd,11th floor
Pasadena, CA 91105
BestReviews Inc. (5)	1,913,438	5.4%
8985 Double Diamond Parkway, Unit B7
Reno, Nevada 89521
Non-Employee Directors and Director Nominee:
Carol Crenshaw (6)	32,624	*
David Dreier (7)	23,179	*
Philip G. Franklin (8)	38,219	*
Eddy W. Hartenstein (9)	136,929	*
Richard A. Reck (10)	43,295	*
Named Executive Officers:
Justin C. Dearborn (11)	145,673	*
Terry Jimenez (12)	78,121	*
Timothy P. Knight (13)	79,844	*
Ross Levinsohn (14)	—	—
Julie K. Xanders (15)	41,293	*
All current directors and executive officers as a group (10 persons) (16)	619,177	1.7%

*Represents beneficial ownership of less than 1%

(1)

Beneficial ownership is determined in accordance with SEC rules. For the number of shares beneficially owned by each of the “More Than 5% Stockholders,” we rely on each of such stockholder’s statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, as described in the footnotes below. For each person, entity, or group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, entity, or group by the sum of 35,252,740 shares of the Company’s common stock outstanding as of March 20, 2018, plus the number of shares of common stock, if any, that such person, entity, or group had the right to acquire pursuant to the exercise of stock options or vesting of restricted stock units or other rights within 60 days of March 20, 2018. Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

Information presented is based on (a) a Schedule 13D/A (Amendment No. 2) filed with the SEC on December 28, 2016 by Merrick Media, Media, LLC (“Merrick Media”), Merrick Venture Management, LLC (“Merrick Management”) and Michael W. Ferro, Jr. and (b) Form 4 filings filed by Mr. Ferro with the SEC through March 20, 2018. Pursuant to the filings, the reporting persons directly own 9,071,529 shares. Mr. Ferro directly owns 23,741 shares. Merrick Media owns, and has sole voting power and sole dispositive power over, 5,220,000 shares, Merrick Management owns, and has sole voting power and sole dispositive power over, 3,827,788 shares, and Mr. Ferro is the manager of Merrick Management, which is the sole manager of Merrick Media. As a result, Mr. Ferro has sole voting and dispositive power over the shares owned by Merrick Management and Merrick Management and Mr. Ferro have sole voting and dispositive power over the shares owned by Merrick Media. Mr. Ferro, by virtue of his relationship to Merrick Management, may be deemed to indirectly beneficially own the shares which Merrick Management directly beneficially owns. Merrick Management and Mr. Ferro, by virtue of their relationship to Merrick Media, may be deemed to indirectly beneficially own the shares which Merrick Media directly beneficially owns.

(3)

Information presented is based on a Schedule 13D/A (Amendment No. 6) filed with the SEC on February 9, 2018 by Dr. Patrick Soon-Shiong, a natural person and citizen of the United States, Nant Capital, LLC, a limited liability company organized under the laws of the state of Delaware (“Nant Capital”), and California Capital Equity, LLC, a limited liability company organized under the laws of the state of Delaware (“CalCap”). Nant Capital beneficially owns, in the aggregate, 7,650,000 shares of the Company’s common stock. CalCap and Dr. Soon-Shiong may be deemed to beneficially own, and share with Nant Capital the power to vote and direct the vote, and the power to dispose or direct the disposition of, the 7,650,000 shares beneficially owned by Nant Capital.  Dr. Soon-Shiong also directly beneficially owns 1,093,619 shares of the Company’s common stock. Dr. Soon-Shiong has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition, of all such 1,093,619 shares. As a result, Dr. Soon-Shiong may be deemed to beneficially own, in the aggregate, 8,743,619 shares of the Company’s common stock.

(4)

Information presented is based on a Schedule 13G/A (Amendment No. 6) filed with the SEC on February 8, 2018 by PRIMECAP Management Company (“Primecap”) as of January 31, 2018. Pursuant to the filing, Primecap has sole voting power over 3,064,131 shares of the Company’s common stock and sole dispositive power over 3,344,231 shares.

(5)

Information presented is based on a Schedule 13G filed with the SEC on February 13, 2018 by BestReviews Inc. Based on this Schedule 13G, BestReviews Inc. beneficially owns, and has sole power to vote and direct the vote of, and the sole power to dispose or direct the disposition of, 1,913,438 shares of the Company’s common stock.

(6)

The number of shares beneficially owned by Ms. Crenshaw includes (a) 10,567 shares of unvested restricted stock and (b) 22,057 shares (attributable to deferred director fees converted to stock units) issuable within 60 days of March 20, 2018 if during such period (i) her service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

(7)	The number of shares beneficially owned by Mr. Dreier includes 10,567 shares of unvested restricted stock.
(8)	The number of shares beneficially owned by Mr. Franklin includes 10,567 shares of unvested restricted stock.
(9)

The number of shares beneficially owned by Mr. Hartenstein includes (a) 10,567 shares of unvested restricted stock and (b) 52,333 shares subject to options that are currently exercisable or that will become exercisable within 60 days of March 20, 2018.

(10)

The number of shares beneficially owned by Mr. Reck includes (a) 10,567 shares of unvested restricted stock and (b) 22,728 shares (attributable to deferred director fees converted to stock units) issuable within 60 days of March 20, 2018 if during such period (i) his service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

(11)	The number of shares beneficially owned by Mr. Dearborn includes 75,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of March 20, 2018.
(12)	The number of shares beneficially owned by Mr. Jimenez includes 37,500 shares subject to options that are currently exercisable or that will become exercisable within 60 days of March 20, 2018.

(13)	The number of shares beneficially owned by Mr. Knight includes 37,500 shares subject to options that are currently exercisable or will become exercisable within 60 days of March 20, 2018.
(14)	None of Mr. Levinsohn’s granted but unvested options or RSUs will vest within 60 days of the date of this table. Therefore, none of such grants are included in this table.
(15)

The number of shares beneficially owned by Ms. Xanders includes (a) 18,551 shares subject to options that are currently exercisable or that will become exercisable within 60 days of March 20, 2018 and (b) 5,288 RSUs that are scheduled to vest on April 3, 2018.

(16)

The number of shares beneficially owned by all current directors and current executive officers as a group as of March 20, 2018 includes (a) 220,884 shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 20, 2018, (b) 5,288 shares issuable upon the vesting of restricted stock units within 60 days of March 20, 2018, and (c) 44,785 shares issuable within 60 days of March 20, 2018 if during such period (i) the director’s service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan.)

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers, and beneficial holders of more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To our knowledge, based solely on our review of the copies of such reports and written representations from certain reporting persons that no other reports were required, all of the applicable directors, officers, and beneficial holders of more than 10% of the Company’s stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes material elements of our compensation philosophy, summarizes our executive compensation program, and reviews compensation decisions for the following Named Executive Officers (the “Named Executive Officers” or “NEOs”):

Name	Title
Justin C. Dearborn	Chief Executive Officer and Chairperson of the Board
Terry Jimenez	Executive Vice President, Chief Financial Officer
Timothy P. Knight	President
Ross Levinsohn	Chief Executive Officer, Tribune Interactive, LLC
Julie K. Xanders	Executive Vice President, General Counsel and Secretary
Timothy E. Ryan	President, troncM (Former)

Mr. Ryan, our former President, troncM, is considered a Named Executive Officer for 2017 because he would have been among the top three highest paid executive officers of the Company (other than the CEO and CFO) if he had remained an employee through the end of the 2017 fiscal year. Mr. Ryan’s position as an executive officer ceased in August 2017 and his employment with us terminated in October 2017.

As previously announced, the Company entered into a binding agreement to sell the Los Angeles Times, The San Diego Union-Tribune and various other of the Company’s California titles to Nant Capital, LLC for an aggregate purchase price of $500 million in cash plus the assumption of approximately $90 million in unfunded pension liabilities. This transaction is expected to close in early second quarter of 2018. While there can be no assurances that the transaction will be consummated, if it does close on the terms contemplated, we expect that the Company’s revenues and net income will decrease. For the year ended December 31, 2017, the California properties accounted for 33.0% of our total revenues. In addition, without the California properties, the scale and geographic scope of our operations will be substantially decreased. As a result, if this transaction closes, our executive management and Board will analyze the ongoing strategies and operations of the resulting company, including whether our current executive compensation program as described in this Compensation Discussion and Analysis remains appropriate going forward. Material changes to our executive compensation program will be publicly disclosed as and when required by SEC rules.

2017 Overview

In 2017, we made changes to the senior management team, our organizational structure, and our strategic plan. Through-out five strategic pillars – Content, Commerce, Finance, Acquisitions and Culture, we have aimed to be a high-performing, audience-centric culture that delivers sustainable revenue growth and profit while increasing stockholder value. As discussed below, various of our compensation decisions made in 2017 were in support of these efforts.

2017 Compensation Highlights

1. NEO Compensation Tied to Business Performance and Long‑Term Share Price Performance

Our compensation program continues to tie a substantial portion of executive compensation opportunity to business performance, making a large portion of executive pay “at-risk”. It does this by making a large percentage of an executive’s total pay opportunity either (a) an annual bonus award opportunity under a plan tied to company and/or individual performance and/or (b) equity awards (whether prior-year awards (a portion of which remain unvested) or current-year awards), the value of which are linked to our stock price. Under our 2017 management incentive program (“MIP”), as discussed below, the CNCG Committee set our MIP performance targets at levels it believed were achievable with hard work, but not so difficult as to encourage undue risk-taking by our executives. Because the Company’s consolidated financial performance fell below the identified MIP’s performance thresholds, the MIP bonus pool did not fund and our executives did not earn an annual cash bonus award for 2017. In addition, our compensation design for executives was structured to ensure they held a significant number of shares of our common stock, vesting over time, to encourage the achievement of long-term stockholder value creation.

2. Pay for Performance—Compensation At Risk

•

Our 2017 MIP contained two performance metrics, Adjusted EBITDA and total revenue. In fiscal year 2017, actual performance of both these metrics failed to reach the threshold or targeted levels in the 2017 MIP. All NEOs (other than Ms. Xanders whose performance as General Counsel cannot affect our revenue as directly as the performance of our other NEOs) had a portion of their MIP opportunity tied to the Company’s consolidated total revenue to reinforce the need for revenue growth. The CNCG Committee designed the 2017 MIP so that the MIP pool would not fund and no incentive amounts would be paid if the Company’s consolidated Adjusted EBITDA performance fell below the specified threshold. Since we did not meet that threshold, our NEOs received no 2017 MIP awards, except Mr. Ryan whose employment agreement guaranteed him a pro-rated MIP payment at target upon the termination of his employment.

•

Restricted stock units (“RSUs”) directly tie Named Executive Officer compensation to absolute share price performance and stock option grants reward performance that drives stock price appreciation. Each of our current executive officers has outstanding RSU and option awards.

3. Good Pay Practices

The Company has adopted many best practices with respect to the executive compensation program, including:

•	We pay for performance. A significant portion of total executive compensation is earned by attaining annual goals that increase stockholder value.
•

We emphasize equity compensation to reward long‑term growth and stockholder value creation. A significant portion of total executive compensation is earned in the form of stock options and RSUs which directly tie the Named Executive Officer compensation to both absolute share price performance and share price appreciation.

•	We have a Policy on Trading Securities that prohibits hedging, pledging and other speculative transactions in our securities.
•

The CNCG Committee has retained an independent compensation consultant to advise the CNCG Committee regarding the executive compensation program and the risk profile of the Company’s compensation programs. Both our executive management and the CNCG Committee periodically evaluate the risks involved with our compensation programs and do not believe that any of our programs creates risks that are reasonably likely to have a material adverse impact on us.

•	The CNCG Committee has reviewed a risk analysis of our compensation programs and practices to ensure that appropriate risk mitigation controls are in place.
•

The Company’s Omnibus Incentive Plan (a) prohibits repricing or replacing stock options with exercise prices below the current fair market value of our common stock without stockholder approval; (b) generally prohibits acceleration of vesting of equity awards except in the case of a change of control, death or disability; and (c) other than with respect to a small number of available shares, prohibits the granting of equity awards that vest in under one year from the date of grant, ensuring the recipient’s interest are aligned with those of our long-term stockholders.

•

We have an Executive Compensation Clawback Policy that allows the Company to recoup executive compensation in the event of a restatement of the Company’s financial statements that results in the amount of any performance‑based compensation (cash and equity) paid or awarded to an executive officer being greater than it would have been had it been calculated based on the restated financial statements.

•	We have robust stock ownership guidelines that apply to executive officers and directors.
•	Any dividend equivalents on our RSUs are paid only when such units vest.
•	We offer executive officers the same group benefit programs as we provide other employees.
•	We provide limited executive perquisites.
•	A significant portion of director compensation is awarded in the form of restricted shares, the value of which is directly linked to absolute share price performance.

Independent Compensation Consultant

The CNCG Committee retained Willis Towers Watson (the “Compensation Consultant”) as its independent compensation consultant. The Compensation Consultant regularly attends Committee meetings, advises on matters including peer group composition, annual and long‑term incentive plan design and awards, and provides market data, analysis and advice regarding compensation for our Named Executive Officers and non‑employee directors.

Our Approach to Executive Compensation

Our approach to executive compensation is aimed at achieving the following:

•	Attract and retain top talent;
•	Motivate and reward the performance of senior executives to achieve strategic, financial and operating performance objectives;
•

Ensure that our total compensation packages are competitive in comparison to those offered by our peers and that our compensation practices are consistent with high standards of corporate governance; and

•	Align our executives’ interests with the long‑term interests of our stockholders.

NEO Compensation

The CNCG Committee oversees all components of the Company’s executive compensation program. During 2017, the Company’s Chief Executive Officer and senior human resources executives made recommendations to the CNCG Committee regarding executive compensation actions and equity awards for the Named Executive Officers. Based on their recommendations, the CNCG Committee approved the compensation packages and employment agreements with each of Messrs. Knight and Levinsohn in connection with their 2017 hires, approved the renewed employment agreement with Ms. Xanders in 2017 and awarded equity grants to certain of the Named Executive Officers during the year, as discussed in more detail below.

In July 2017, the CNCG Committee updated the Company’s group of peer companies to remove Lions Gate Entertainment Corp. and replace it with j2 Global, Inc. (as updated, the “Peer Group”). Lions Gate Entertainment Corp. completed an acquisition that placed the size of the combined company outside of an appropriate range for executive compensation comparison purposes. The replacement company, j2 Global, Inc., has a digital media segment and operates a portfolio of web properties that sells and displays video advertising solutions and targeted advertising. The companies in the current Peer Group are as follows:

Company (Ticker Symbol)	Revenue (1)
AMC Networks Inc. (AMCX)	$2,805.7
The E. W. Scripps Company (SSP)	$864.8
Fair Isaac Corporation (FICO)	$932.2
Gannett Co., Inc. (GCI)	$3,146.5
IAC/InterActiveCorp (IAC)	$3,307.2
j2 Global, Inc. (JCOM)	$1,117.8
Lee Enterprises, Incorporated (LEE)	$566.9
The McClatchy Company (MNI)	$903.6
Meredith Corporation (MDP) (2)	$1,713.4
The New York Times Company (NYT)	$1,488.1
Scholastic Corporation (SCHL)	$1,652.7
Scripps Networks Interactive, Inc. (SNI) (2)	$3,561.8
Take-Two Interactive Software Inc. (TTWO)	$1,779.7
Time Inc. (TIME) (2)	$3,076.0

(1)	Revenue set forth is in millions and is based on most recent fiscal year-end reported.
(2)

Time Inc. and Meredith Corporation merged in February 2018. In addition, in March 2018, Discovery Communications, Inc. acquired Scripps Networks Interactive, Inc. The combined revenues of each of the companies resulting from these transactions are greater than any other company in our peer group. As of the date of this proxy statement, no actions were taken by the Committee in 2018 for which peer data was a consideration. In 2018, it is expected that the CNCG Committee will consider whether the continued inclusion of Time Inc., Meredith Corporation and Scripps Networks Interactive, Inc. within our Peer Group remains appropriate.

The Peer Group serves as one data input for determining compensation for the Named Executive Officers. The CNCG Committee uses this market compensation data, along with published media industry survey benchmarks, and other qualitative information, in making its compensation determinations.

Our Compensation Cycle

In general, compensation is reviewed during the first quarter of every year. This review includes:

•	Annual performance reviews for the prior year;
•	Base salary increases;
•	MIP target awards; and
•	Long‑term incentive target awards (including stock options, RSUs and/or performance‑based awards).

The CNCG Committee, in consultation with the Consultation Consultant, reviews and assesses the performance of the Chief Executive Officer and all other executive officers and authorizes compensation actions it believes are appropriate and commensurate with relevant competitive data and the compensation program.

Primary Compensation Components

The following sections, including information supplied in tabular form, provide information about principles and approaches with respect to base salary, the MIP and long-term incentive target awards.

BASE SALARY

General Principle	Specific Approach

A competitive salary provides a necessary element of stability. Base salary should recognize individual performance, market value of a position and the executive officer’s tenure, experience, responsibilities, contribution to the Company, and growth in his or her role.

Salary levels are intended to be reviewed annually. The CNCG Committee will consider compensation data from the Peer Group. Any increases will be based on overall performance and relative competitive market position.

The base salaries of each of our Named Executive Officers employed by us at the end of fisal 2017 were as follows.

Base Salary
Name	(Effective as of December 31, 2017)
Justin C. Dearborn	$600,000
Terry Jimenez	$475,000
Timothy P. Knight	$600,000
Ross Levinsohn	$600,000
Julie K. Xanders	$465,000

Mr. Dearborn’s base salary remained constant in 2017 from its 2016 level. The CNCG Committee approved an increase for Mr. Jimenz’s base salary from $420,000 to $475,000 in connection with the expansion of his duties in late 2017 to include the oversight of the Company’s manufacturing and distribution operations. The CNCG Committee also approved a salary increase for Ms. Xanders in 2016 effective on January 1, 2017 from $430,000 to $465,000 to acknowledge her significant contributions and to position her base salary competitively with peers. In making these salary determinations, the CNCG Committee considered peer compensation information provided by the Compensation Consultant. Mr. Ryan was not employed by the Company at December 31, 2017. His base salary at the time he ceased to be an executive officer in August 2017 was $625,000, the same as it was in 2016.

MANAGEMENT INCENTIVE PROGRAM (MIP)

General Principle	Specific Approach

The MIP is designed to provide an opportunity for our executive officers to earn incentive awards tied to annual performance. The program aligns the focus of our executive officers with Company‑wide and business unit‑specific financial and operating measures. The MIP is the key compensation tool for aligning short‑term realized pay for the management team with the attainment of key operating imperatives.

The 2017 MIP was designed to emphasize financial and/or individual goals. Bonus opportunities were based on a mixture of our consolidated financial performance and individual performance as follows:

	% of Bonus
	Opportunity
	Based on	% of Bonus
	Consolidated	Opportunity
	Company	Based on
Name	Performance	Individual Goals
Mr. Dearborn	85%	15%
Mr. Jimenez	50	50
Mr. Knight	70	30
Mr. Levinsohn	65	35
Ms. Xanders	N/A	100
Mr. Ryan	70	30

We structure the MIP awards to achieve competitive compensation levels when targeted performance results are achieved. We use objective formulas to establish potential MIP performance awards, and the CNCG Committee then has negative, but not positive, discretion to decrease awards from the amount calculated under the MIP.

The 2017 MIP provided for an annual cash payment to participating executive officers established as a target percentage of base salary. Any MIP payment is the product of the annual base salary rate multiplied by the target base salary percentage multiplied by the MIP annual performance factor based on the approved metrics. The CNCG Committee may approve negative discretionary adjustments with respect to MIP awards for executive officers.

Overview of the MIP

2017 Internal Performance Metrics (Corporate Level)

Performance Metric	Why this Metric
Adjusted EBITDA	Adjusted EBITDA reflects the Company’s emphasis on profitability and cost‑containment and is a measure of total operating performance of the enterprise.

We use the same Adjusted EBITDA definition and calculation used for financial reporting purposes, which is net income before equity in earnings of unconsolidated affiliates, income taxes, loss on early debt extinguishment, interest expense, other (expense) income, realized gain (loss) on investments, reorganization items, depreciation and amortization, net income attributable to non-controlling interests, and other items that we do not consider in the evaluation of ongoing operating performance. These items include stock-based compensation expense, restructuring charges, transaction expenses, and certain other charges and gains that we do not believe reflects the underlying business performance (including spin-related costs).

Total Revenue

Total Revenue reflects our consolidated gross revenues as set forth on our Income Statement included in our Form 10‑K for the year ended December 31, 2017.

Revenue reflects the Company’s emphasis on growing the business.

2017 MIP Design

The 2017 MIP was designed so that a bonus pool would fund as follows: (a) 75% based on Company achievement against  an Adjusted EBITDA metric, with a sliding scale of funding based on how much actual results exceeded the threshold and (b) 25% based on whether or not the Company achieved the total revenue target. Based on, among other things, comparable market and peer data received from its Compensation Consultant, as well as on recommendations from management, the CNCG Committee set the Adjusted EBITDA and Revenue threshold targets as set forth in the table below. The MIP was structured so that if Adjusted EBITDA (after the effect of MIP payouts) was less than $195 million, no MIP bonus pool would fund and no MIP awards would be earned or paid.

	Threshold	MIP Payout %
Adjusted EBITDA (after the effect of the MIP)	$195 million	75%
Total Revenue	$1.56 billion (1)	25%

(1)

When first adopted, the CNCG Committee set the Revenue threshold in the 2017 MIP at $1.6 billion. However, in connection with its public announcement of first quarter 2017 earnings, the Company revised downward its investor guidance for 2017 full-year Revenue to a range of $1.54 billion to $1.56 billion. Management concluded that having a MIP Revenue threshold that was greater than public Revenue guidance could negatively impact executive and broad-based employee morale and motivation at a time when strong performance was key to the Company’s results. As a result, in June 2017, management recommended, and the CNCG Committee approved, decreasing the Revenue threshold from $1.6 billion to $1.56 billion, in line with the high end of the public Revenue guidance. Based on projections available at that time, the revised Revenue threshold remained sufficiently difficult to achieve so as to incentivize strong performance, but not so difficult as to incentivize risky behavior.

2017 MIP Performance Target and Performance

The CNCG Committee established 2017 MIP performance targets for the Named Executive Officers based on the performance metrics discussed above and the Company’s annual operating plan, taking into consideration the Company’s aspirational business and strategic goals. Successful attainment is achievable only if the Company performs at the established level. Goals are set to be attainable but yet to stretch an executive officer to perform at a high level, without incentivizing undue risk-taking.

2017 Target MIP Award as a Percentage of Base Salary

The following table shows the performance metrics and target MIP award (as a percentage of base salary) for each Named Executive Officer under the 2017 MIP. As structured, 2017 MIP awards to our NEOs could not exceed two times the target amount, regardless of Company or individual performance.

				Target
	Metric and % Weighting			Award
	Adjusted		Individual	(as a % of
Named Executive Officer(1)	EBITDA	Revenue	Goals	Base Salary)
Justin C. Dearborn	60%	25%	15%	100	% (1)
Terry Jimenez	50	N/A	50	75
Timothy P. Knight	35	35	30	100	(2)
Ross Levinsohn	35	30	35	166 2/3	(2)
Julie K. Xanders	N/A	N/A	100	50
Timothy E. Ryan	35	35	30	100

(1)

Mr. Dearborn’s target award as a percentage of his base salary increased from 70% (per his employment agreement) to 100% for 2017. The CNCG Committee approved this change in consideration of (a) internal pay equity (his former target bonus of 70% was lower, as a percentage of base salary, than the target bonus of certain of his direct reports at the time) and (b) peer pay practices (70% target placed his target total cash compensation (base salary and cash bonus) more than 50% below peer median.)

(2)	Messrs. Knight and Levinsohn’s MIP targets were pro-rated in 2017 to reflect their days of service during the year.

Key individual goals for our NEOs generally consisted of the following:

•

For Mr. Dearborn, enhancing the digital focus and knowledge of the Company’s sales teams, enhancing performance evaluation methodologies, increasing our unique visitors to our sites, growing digital subscriptions and revenue, executing acquisitions and increasing our share price.

•

For Mr. Jimenez, enhancing performance evaluation methodologies, ensuring compliance with Sarbanes-Oxley requirements and related internal controls, executing acquisitions, overseeing changes to the Company’s manufacturing and distribution functions and developing and implementing various technology and control applications.

•

For Mr. Knight, enhancing the digital focus and knowledge of the Company’s sales teams, enhancing performance evaluation methodologies, increasing our unique visitors to our sites, increasing video usage on our sites, growing digital subscriptions and revenue and executing acquisitions.

•

For Mr. Levinsohn (who joined the Company in August 2017 as our CEO and Publisher, Los Angeles Times), creating an operating and strategic plan, including key talent acquisitions, for the Los Angeles Times and developing acquisition targets. In early 2018, Mr. Levinsohn became the CEO, Tribune Interactive, LLC.

•

For Ms. Xanders, enhancing various training programs aimed to decrease the Company’s legal risks, creation of a strategic plan regarding external legal resource usage and enhancing contractual terms, conditions and procedures to help streamline contracting processes and mitigate legal risks.

While the CNCG Committee did not approve any 2017 MIP payouts to any executive officers (because the Company’s financial performance did not meet the threshold financial performance required under the MIP), the CNCG Committee still reviewed each executive’s 2017 performance against his or her individual goals in connection with their general oversight of management.

Actual Company Performance under the 2017 MIP and Actual 2017 MIP Awards

As set forth in the table below, the Company did not meet either of the metrics set forth in the 2017 MIP. As a result, the 2017 MIP pool did not fund and the CNCG Committee did not approve any 2017 MIP payouts to any of the Named Executive Officers.

	Threshold (in millions)	Actual Results (in millions)	Actual MIP Payout %
Adjusted EBITDA (after the effect of the MIP)	$195	$178.8	0%
Total Revenue	$1,560	$1,524	0%

Additional Bonus Opportunities for Mr. Levinsohn

Pursuant to Mr. Levinsohn’s employment agreement, in addition to his eligibility under the MIP as discussed above, he also received a sign-on bonus which is to be paid in quarterly installments of $100,000 (with the first payment pro-rated based on the number of days worked in the quarter in which he joined the Company). Such quarterly payments will be made for the duration of the three year term of his agreement. As discussed below under “Named Executive Officer Compensation – Potential Payments Upon Termination or Change in Control,” the payment of this sign-on bonus is not subject to his continued employment and would be paid to him if terminated without cause or if he resigns for good reason (as “cause” and “good reason” are defined in his employment agreement). The aggregate amount of this sign-on bonus paid in 2017 is reflected in the “Bonus” column of the Summary Compensation Table below.

Mr. Levinsohn’s employment agreement also makes him eligible to receive payment of up to 10% of the gross dollars received by the Company or its wholly-owned subsidiaries from the syndication of content outside the United States or the licensing and distribution of the Los Angeles Times content and brand. Mr. Levinsohn was previously the CEO & Publisher of the Los Angeles Times. Mr. Levinsohn’s agreement authorized him, in his discretion, to allocate all or a portion of that 10% gross dollar amount, if earned, to others who may have contributed to the applicable syndication or licensing. For 2017, no amounts were paid to Mr. Levinsohn under this syndication and licensing provision of his employment agreement.

Long‑Term Incentive Awards Program

The Company’s long‑term incentive award program for senior executives has two components, each of which directly ties long‑term compensation to long‑term value creation and stockholder return:

•	RSUs and
•	Non‑qualified stock option awards.

Our Named Executive Officers each received long-term incentive awards in 2016 and/or 2017 for the reasons described below. The CNCG Committee granted these equity awards in consultation with the Compensation Consultant in order to align the interests of senior management with the interests of the Company’s stockholders and for the Company to remain competitive in attracting and retaining talent.

Messrs. Dearborn and Jimenez – No equity grants in 2017

Messrs. Dearborn and Jimenez joined the Company in 2016 and the CNCG Committee awarded RSUs and non‑qualified stock options to them that year. Those awards are subject to a three-year vesting schedule. Taking into account the size of such grants, the CNCG Committee intended for these equity grants to serve as the sole long-term equity incentives for them until 2019. Through the date of this proxy statement, no additional equity awards were granted to either of them and none are intended to be granted until 2019.

Messrs. Knight and Levinsohn and Ms. Xanders

The long-term incentive awards granted to Messrs. Knight and Levinsohn were made by the CNCG Committee in connection with and at the time that each executive joined the Company in February and August, respectively, of 2017. See “Named Executive Officer Compensation – 2017 Grants of Plan Based Awards.” Each of the awards vests in three equal annual installments on the first, second and third anniversaries of grant. For Mr Knight’s award, similar to the equity grants in 2016 to Messrs. Dearborn and Jimenez, the CNCG Committee intended that no additional long-term equity would be granted to him for three years (until 2020).

Ms. Xanders received a grant of 21,154 RSUs in April 2017, in recognition of her strong performance and as required by her employment agreement which provided for an annual equity award. In addition, her employment agreement with the Company was set to expire, pursuant to its terms, on January 3, 2018. Due to her strong performance with the Company, Mr. Dearborn recommended, and the CNCG Committee approved, the renewal of her agreement, effective January 4, 2018. In connection with such renewal, and as an inducement for her to enter into it, the CNCG Committee awarded Ms. Xanders a long-term equity award of 30,000 RSUs in December 2017. Similar to other executive awards, they vest in three equal annual installments on the first, second and third anniversaries of grant.

Mr. Ryan

Pursuant to Mr. Ryan’s employment agreement, the Company was required to grant him $550,000 of equity in each of 2016, 2017 and 2018, subject to his continued employment. Under this provision, the Company granted him 18,914 RSUs and options to purchase 42,439 shares of the Company’s common stock in April 2017. These awards were scheduled to vest over four years, which vesting schedule was accelerated in connection with his termination of employment pursuant to the terms of his employment agreement described below under “Named Executive Officer Compensation – Potential Payments Upon Termination or Change in Control.”

Restricted Stock Unit Component

Grants of RSUs provide Named Executive Officer with stock ownership of unrestricted shares after the restriction lapses. Certain executive officers received RSUs in 2017 because, in the judgment of the CNCG Committee and based on management recommendations, these individuals were in positions most likely to assist in the Company’s long‑term value creation goals and to create stockholder value over time. The CNCG Committee reviewed all proposed grants of RSUs for executive officers prior to award.

Key elements of the 2017 RSU program were:

•

RSUs provide the same economic risk or reward as restricted stock, but recipients do not have voting rights and do not receive cash dividends during the restriction period. Dividend equivalents are accrued and paid in cash upon vesting of the RSUs. Vested RSUs are settled in shares.

•	RSUs are subject to a three-year or four‑year restriction period and will vest in three or four equal annual installments, as applicable.

In certain cases, such as for new hires or to facilitate retention, selected employees may receive RSUs subject to different vesting terms.

Non‑Qualified Stock Options Component

Non‑qualified stock options permit optionees to buy the Company’s common stock in the future at a price equal to the common stock’s value on the date the option was granted, which is the option exercise price.

Key elements of the 2017 non‑qualified stock option program were:

•	The option exercise price of stock options awarded was the Nasdaq closing price of the Company’s common stock on the date of grant.
•	The options will vest in three or four equal annual installments.
•	Options cannot be exercised prior to vesting.
•	The options expire seven years after the grant date.
•

The Omnibus Incentive Plan prohibits the repricing of, or exchange of, stock options that are priced below the prevailing market price of our common stock with lower‑priced stock options without stockholder approval.

The following table provides an overview of some of the main characteristics of RSUs and non‑qualified stock options.

RSUs	Non‑Qualified Stock Options
An RSU award is a promise to deliver to the recipient, upon vesting, shares of the Company’s common stock.	Non‑qualified stock options provide the opportunity to purchase the Company’s common stock at a specified price called the “exercise price” at a future date.

Holders of RSUs are not entitled to vote the shares and do not receive cash dividends during the restriction period. Dividend equivalents are paid in cash upon the vesting of restricted stock units.	Stock option holders do not receive dividends on shares underlying options and cannot vote the shares underlying options.

RSUs have intrinsic value on the day the award is received and retain some realizable value even if the share price declines during the restriction period, so each provides strong employee retention value.

Non‑qualified stock options increase focus on activities primarily related to absolute share price appreciation. The Company’s non‑qualified stock options will expire seven years after their grant date. If the value of the Company’s common stock increases and the optionee exercises his or her option to buy at the exercise price, the optionee receives a gain in value equal to the difference between the option exercise price and the price of the stock on the exercise date. If the value of the Company’s common stock fails to increase or declines, the stock option has no realizable value. Stock options provide less retention value than restricted stock units because stock options have realizable value only if the share price appreciates over the option exercise price before the options expire.

Stock Ownership Guidelines

In order to further align the interests of our executive officers and directors with those of our stockholders, our Board of Director has adopted stock ownership guidelines under which our executive officers and directors are required to achieve the following holdings by March 1, 2022 for those subject to the guidelines when adopted in March 2017 or, for any other executives and directors, within five years of becoming subject to the guidelines:

Leadership Position	Value of Shares
Chief Executive Officer	5x base salary
Chief Financial Officer	3x base salary
Other Executive Officers	1x base salary
Directors	$210,000 (1)

(1)

In the case of non-employee directors, share holding value level is set at $210,000, representing three times a director’s annual cash retainer that was in place at the time we adopted our stock ownership guidelines.

For purposes of determining an individual’s ownership level, shares held outright, unvested RSUs and deferred stock units are included in the calculation, but unvested options are not. As of the date of this proxy statement, each person covered by our stock ownership guidelines either was already in compliance with them or was on track to be in compliance over the accumulation period based on anticipated vesting of currently outstanding equity awards and/or the expectation of future equity grants.

Severance Plan Arrangements

The employment agreements with each of the Named Executive Officers provide for a specified severance payment in the case of certain termination events. The Company’s current form of executive employment agreement provides for severance in connection with a change of control only if the executive’s employment ceases upon or within two years after that change in control, a so-called “double trigger.” In connection with the separation of Mr. Ryan in 2017, he was paid severance in accordance with the terms of his employment agreement. The severance‑related terms of the employment agreements with the Named Executive Officers and the severance guidelines are described in more detail in “Named Executive Officer Compensation—Potential Payments Upon Termination or Change in Control.”

Employee Benefits and Perquisites

Our Named Executive Officers are eligible for the same benefits as full‑time employees generally, including life, health, and disability insurance and defined contribution retirement benefits. We do not offer supplemental executive benefits of any kind, and perquisites are not a material item of our compensation program for our executive officers.

In connection with the relocation of Mr. Knight from Cleveland, Ohio to Chicago, Illinois, in 2017, the CNCG Committee approved a cash relocation allowance of $150,000, grossed up for taxes to an aggregate of $226,500, to cover his expenses. The actual amounts paid are included in the 2017 Summary Compensation Table below in the “All Other Compensation” column. This relocation allowance will be subject to repayment if his employment is terminated for cause or he resigns without good reason prior to the two-year anniversary of his hire date, which is February 2019. If his employment is terminated by the Company without cause, or due to his death or resignation for good reason, the relocation allowance will be deemed earned in full and no portion shall be repaid to the Company.

Recoupment Policy

Our Executive Compensation Clawback Policy provides that we will, subject to applicable law, seek recoupment of executive officers’ performance‑based compensation (cash and equity) in the event of a restatement of our financial statements (other than due to changes in accounting rules) if the CNCG Committee determines that the amount of any performance‑based compensation actually paid or awarded to an executive officer would have been lower had it been calculated based on the restated financials. We would seek recoupment of such amounts previously paid or awarded over the amounts that would have been paid or awarded based on the restated financials. Based on a consideration of all relevant facts and circumstances, the CNCG Committee can determine to not seek recovery of these excess amounts if it determines that to do so would be unreasonable or not in our best interests. Each Named Executive Officer is subject to this policy.

Consideration of Tax and Accounting Impacts

The CNCG Committee may consider tax and accounting implications in designing the Company’s compensation programs. However, the CNCG Committee believes that in establishing the compensation programs for our executive officers, the potential tax and accounting implications of those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor.

Risk Assessment of Executive Officer Compensation

The CNCG Committee believes the various components of the total compensation package of the executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk-taking by such individuals. First, long‑term equity awards tied to the market price of our common stock represent, in the years granted, a significant component of executive officer compensation and in years when such awards are not granted, promote a commonality of interest between the executive officers and our stockholders in increasing stockholder value. In addition, a substantial portion of our equity awards are in the form of restricted stock units. The use of such restricted stock units mitigates the potential risk that stock options might otherwise pose to risk-taking in the short term. Restricted stock units provide varying levels of compensation as the market price of our common stock fluctuates over time, and they are less likely to contribute to excessive risk-taking. Furthermore, the equity awards, whether in the form of stock options or restricted stock unit awards, generally will vest over a period of years, and that vesting element encourages the award recipients to focus on sustaining our long‑term performance. Stock ownership guidelines for our executive officers (discussed above under “-Stock Ownership Guidelines”) mean they are required to have, on an ongoing basis, significant stock ownership in the Company, thereby further aligning their interests with our stockholders. In addition, a maximum bonus amount is established for each participant such that no participant may earn more than a fixed percentage of the participant’s base salary. Our recoupment policy also discourages inappropriate behavior as it allows us to recoup certain performance-based compensation in certain circumstances. See “-Recoupment Policy” above. Accordingly, the CNCG Committee has determined that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse impact on us.

Consideration of Results of 2017 Stockholder Advisory Vote on Executive Compensation; Investor Outreach

At our 2017 Annual Meeting of Stockholders, 90.2% of votes were cast in support of the proposal to approve executive compensation. The CNCG Committee considers the results of annual "say-on-pay" proposals among many other factors in discharging its responsibilities. Throughout the year, we regularly interacted with stockholders regarding Company performance, business strategy and other corporate matters. Relating to corporate governance and executive compensation matters, we are committed to understanding our investors' views and guidelines on best practices and are open to discussing with stockholders the design of our programs. In line with views of certain stockholders and other constituencies regarding the size of equity grants made to Messrs. Dearborn and Jimenez in 2016, the CNCG Committee, consistent with its publicly disclosed intention, did not grant either of them additional equity awards in 2017. Similarly, in making equity grants to both Messrs. Knight and Ferro in 2017, the CNCG Committee confirmed its intention that those awards would be the sole equity granted to such individuals for a three year period. Mr. Ferro elected to forgo vesting of his 2017 equity award by retiring from the Board on March 18, 2018.

COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Compensation, Nominating and Corporate Governance Committee has reviewed and discussed the Compensation Discussion and Analysis above, and, based on such review and discussions, has recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation, Nominating and Corporate Governance Committee

Richard A. Reck, Chairperson
Carol Crenshaw
Philip G. Franklin

NAMED EXECUTIVE OFFICER COMPENSATION

2017 Summary Compensation Table

The following table shows, for services performed during the designated year, compensation awarded to or earned by our Chief Executive Officer, our Chief Financial Officer, the other three most highly compensated individuals who served as executive officers as of December 31, 2017, and the individuals who would have been among the most highly compensated executive officers if they had remained employed as of December 31, 2017 (collectively, the “Named Executive Officers”).

									Non-Equity
					Stock		Option		Incentive Plan	All Other
Name and Principal Position	Year	Salary (1)	Bonus		Awards (2)		Awards (2)		Compensation (3)	Compensation (4)	Total
Justin C. Dearborn	2017	$611,539	$—		$—		$—		$—	$145,935	$757,474
Chief Executive Officer and Chairperson of the Board	2016	$450,000	$—		$5,576,250	(9)	$1,345,500	(9)	$506,455	$245,709	$8,123,914

Terry Jimenez	2017	$448,173	$—		$—		$—		$—	$10,800	$458,973
EVP/Chief Financial Officer	2016	$306,923	$—		$2,788,125	(9)	$672,750	(9)	$379,841	$6,865	$4,154,504

Timothy P. Knight (5)	2017	$512,308	$—		$2,791,875		$747,000		$—	$237,300	$4,288,483
President

Ross Levinsohn (6)	2017	$219,231	$144,931	(7)	$5,352,000		$1,212,000		$—	$4,038	$6,932,200
Chief Executive Officer, Tribune Interactive, LLC

Julie K. Xanders	2017	$473,269	$—		$842,779		$—		$—	$10,800	$1,326,848
EVP/General Counsel	2016	$430,000	$—		$334,152		$—		$259,257	$10,600	$1,034,009

Timothy E. Ryan (8)	2017	$533,654	$—		$275,010		$275,005		$—	$1,154,089	$2,237,758
Former President, troncM	2016	$625,000	$—		$275,010		$275,000		$753,653	$160,274	$2,088,937
	2015	$485,769	$—		$139,280		$23,698		$318,120	$301,089	$1,267,956

(1)

2017 salary amounts for those executives who were employed by us for our full 2017 fiscal year (Messrs. Dearborn and Jimenez and Ms. Xanders) are greater than each executive’s base salary as discussed above in “Compensation Discussion and Analysis – Base Salary” because our 2017 fiscal year was 53 weeks in length.

(2)

Amounts reflect the aggregate grant date fair value of awards granted during the fiscal year noted as computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officers. Assumptions used in the calculation of these amounts are described in notes 2 and 14 to the Company’s audited financial statements included in the Company’s Annual Report of Form 10-K for the fiscal year ended December 31, 2017.

(3)	Amounts reflect the payouts under the management incentive program, which are described in the “Compensation Discussion and Analysis” section of this proxy statement.
(4)

Amounts include $10,800 in 401(k) retirement plan matching contributions for each of the Named Executive Officers other than for Mr. Levinsohn for whom the contribution amount was $4,038. With respect to Mr. Dearborn, the 2017 amount also includes (i) $49,212 for his earned but unused vacation accrual (payment of which was required under California law upon his leaving California) and (ii) $85,923 relating to his prior relocation from Chicago to Los Angeles (which amount reflects an adjustment for an inadvertent overpayment of $1,077 in 2016 for such expenses) (2016 “All Other Compensation” and 2016 “Total” have been correspondingly adjusted.) With respect to Mr. Knight, the 2017 amount also includes a cash relocation allowance of $150,000, with a “gross up” payment for taxes of $76,500. With respect to Mr. Ryan, the 2017 amount also includes the following amounts paid (as required by his employment agreement, except as described in (iv) below) as severance upon the termination of his employment without cause during 2017: (i) $625,000 in salary continuation payments, (ii) $398,973 reflecting a pro-rated 2017 MIP, assuming target performance and pro-rated for the number of days he worked in 2017, (iii) $33,727 for his earned but unused vacation accrual and (iv) $85,589 related to his relocation from Los Angeles County to Baltimore Maryland (comprised of a $75,000 relocation payment as required by his employment agreement as well as an additional $5,530 paid in connection with the fee for him to break his residential lease in California and $5,059 paid as a “gross-up” payment on that lease breakage fee).

(5)	Mr. Knight was hired February 2017. His annual base salary is $600,000.

(6)	Mr. Levinsohn was hired August 2017. His annual base salary is $600,000.
(7)

Mr. Levinsohn’s employment agreement guaranteed him a $1,200,000 sign on bonus payment, paid at the rate of $100,000 per quarter, with the first payment pro-rated as of his employment start date. Mr. Levinsohn received $144,931 of this amount in 2017.

(8)	Mr. Ryan's employment with the Company terminated in October 2017.
(9)

Reflects each of Mr. Dearborn’s and Mr. Jimenez’s RSU and option grants in 2016 that vest over three years and which were granted as their sole equity compensation for a three-year (2016-2018) period. As a result, neither executive received equity grants in 2017.

2017 Grants of Plan‑Based Awards Table

The following table shows (1) non‑equity incentive plan compensation opportunities granted to our Named Executive Officers under our management incentive plan and (2) equity awards granted to our Named Executive Officers under the Omnibus Incentive Plan, in each case as granted during the fiscal year ended December 31, 2017.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise or	Grant Date
		Estimated Future Payouts			Number of	Number of	Base	Fair Value of
		Under NonEquity			Shares of	Securities	Price of	Stock and
		Incentive Plan Awards (1)			Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards (2)
Name	Grant Date	($)	($)	($)	(#)	(#)	($ / share)	($)
Justin C. Dearborn (3)		—	600,000	1,200,000
Terry Jimenez (3)		—	356,250	712,500
Timothy P. Knight (4)	2/23/2017				187,500			2,791,875
	2/23/2017					112,500	14.89	747,000
		—	600,000	1,200,000
Ross Levinsohn (4)	8/21/2017				400,000			5,352,000
	8/21/2017					200,000	13.38	1,212,000
		—	1,000,000	2,000,000
Julie K. Xanders (5)	4/3/2017				21,154			307,579
	12/20/2017				30,000			535,200
		—	232,500	465,000
Timothy E. Ryan (6)	4/3/2017				18,914			275,010
	4/3/2017					42,439	14.54	275,005
		—	625,000	1,250,000

(1)

These columns show the threshold, target and maximum payouts under the 2017 management incentive program, which is described in the “Compensation Discussion and Analysis” section of this proxy statement.

(2)

Amounts reflect the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2017 computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officers. Assumptions used in the calculation of these amounts are described in notes 2 and 14 to the Company’s audited financial statements included in the Annual Report.

(3)

Messrs. Dearborn and Jimenez were both granted RSU and stock option awards in 2016. Those awards were granted as their sole equity compensation for a three year period. Therefore, no additional equity awards were granted to them in 2017 and it is the CNCG Committee’s intention that no additional equity will be granted to them until 2019.

(4)	The equity awards granted to Messrs. Knight and Levinsohn were granted on the date their employment with the Company commenced.
(5)

Ms. Xanders’ equity grant in April 2017 was made as her long-term equity incentive. Her grant in December 2017 was made in connection with, and partial consideration for, the renewal of her employment agreement.

(6)	Mr. Ryan’s equity grants were made pursuant to the terms of his employment agreement which required $550,000 worth of equity (split evenly between RSUs and options) be granted to him in 2017.

Employment Agreements

The Company has entered into employment agreements with our Named Executive Officers as described below. Each agreement provides for certain payments and benefits to the executive upon separation from us as described below in “Potential Payments Upon Termination or Change in Control.” Each agreement also contains certain restrictive covenants for our benefit and requires the executive to maintain the confidentiality of our confidential information. The equity awards described in each agreement will be subject to such other terms as set forth in the Omnibus Incentive Plan and applicable award agreements.

Justin C. Dearborn

On February 22, 2016, in connection with the appointment of Mr. Dearborn as the Company’s Chief Executive Officer, a subsidiary of the Company entered into an employment agreement with Mr. Dearborn. The agreement expired pursuant to its terms on February 21, 2018 but was renewed effective February 22, 2018. The term of the new agreement expires on February 21, 2021.  Pursuant to his employment agreement effective as of the end of 2017, Mr. Dearborn will receive an annual base salary of $600,000 and was entitled to receive an annual cash bonus with a target of 70% of base salary. In early 2017, his target bonus as a percentage of base salary was increased to 100% of base salary by the CNCG Committee in consideration of internal pay equity and peer pay practices. See “Compensation Discussion and Analysis – Management Incentive Program (MIP) – 2017 Target MIP Award as a Percentage of Base Salary” for further information on this change.

Terry Jimenez

In connection with the appointment of Mr. Jimenez as the Company’s Executive Vice President and Chief Financial Officer, a subsidiary of the Company entered into an employment agreement with him effective as of April 4, 2016. The term of the employment agreement will expire on April 3, 2018. The CNCG Committee approved the renewal of the agreement effective April 4, 2018 with a three year term. Pursuant to his employment agreement in effect in 2017, Mr. Jimenez was to receive an annual base salary of $420,000, which was subsequently increased by the CNCG Committee to $475,000. See “Compensation Discussion and Analysis – Base Salary” for more information. He is entitled to receive an annual cash bonus with a target of 75% of base salary.

Timothy P. Knight

In connection with the appointment of Mr. Knight as an executive officer of the Company, a subsidiary of the Company entered into an employment agreement with Mr. Knight effective as of February 23, 2017. The term of the employment agreement will expire on February 22, 2019. Pursuant to this agreement, Mr. Knight will receive an annual base salary of $600,000. He also is entitled to receive an annual cash bonus with a target of 100% of base salary. The Company paid Mr. Knight $226,500 for relocation expenses, all of which is subject to repayment if his employment is terminated for cause or he resigns without good reason prior to the two-year anniversary of his hire date.

Ross Levinsohn

In connection with the appointment of Mr. Levinsohn as an executive officer of the Company, the Company entered into an employment agreement with him effective as of August 21, 2017. The term of the employment agreement expires on August 20, 2020. Pursuant to this agreement, Mr. Levinsohn received (1) a sign-on bonus of $1,200,000 payable in quarterly installments of $100,000 over the initial term of the agreement, (2) an annual base salary of $600,000, (3) payment of up to 10% of the gross dollars received by the Company or its affiliates from the syndication of content outside of the United States or licensing and distribution of the Los Angeles Times content and brand (which amount he may allocate, in his discretion, to his team), and (4) an annual cash bonus with a target of 166 2/3% of base salary.

Julie K. Xanders

Effective January 4, 2016, a subsidiary of the Company entered into an employment agreement with Ms. Xanders. The term of the employment agreement expired on January 3, 2018, but was renewed effective January 4, 2018 with an indefinite term. Pursuant to her employment agreement, Ms. Xanders received an annual base salary of $465,000 in 2017. She also is entitled to receive an annual cash bonus with a target of 50% of base salary.

Timothy E. Ryan

Effective September 8, 2015, a subsidiary of the Company entered into an employment agreement with Mr. Ryan. The term of the employment agreement would have expired on October 6, 2018. However, Mr. Ryan’s appointment as our President, troncM ended effective August 21, 2017 and his employment terminated on October 31, 2017. Pursuant to his employment agreement, Mr. Ryan received an annual base salary of $625,000. He also was entitled to receive an annual cash bonus with a target of 100% of base salary. The Company had previously paid Mr. Ryan $75,000 for relocation expenses at the time his employment with us commenced, all or half of which was subject to repayment if his employment was terminated for cause or he resigned without good reason prior to the one- or two-year anniversary of the employment agreement, respectively. Mr. Ryan received a housing allowance of $175,000 in 2015 and $87,000 in 2016. Mr. Ryan’s employment agreement also provided that for 2016, 2017 and 2018, subject to his continued employment, he would receive annual equity grants each having an aggregate fair market value of $550,000 on the grant date, of which half of the value of each award would be stock options and half RSUs.

Omnibus Incentive Plan

Long‑term incentives awarded in 2017 to our Named Executive Officers consisted of equity compensation in the form of restricted stock unit awards and stock options. The restricted stock units and the stock options vest in three or four equal annual installments. The term of the stock options is seven years. The exercise price for the stock options is equal to the closing price on the date of grant.

2017 Outstanding Equity Awards at Fiscal Year‑End Table

The following table shows the outstanding stock options and unvested RSU awards held by each Named Executive Officer as of December 31, 2017.

		Option Awards				Stock Awards
		Number of	Number of			Number of	Market
		Securities	Securities			Shares or	Value of
		Underlying	Underlying			Units of	Shares or
		Unexercised	Unexercised			Stock That	Units of
		Options	Options	Option	Option	Have Not	Stock That
		(#)	(#)	Exercise	Expiration	Vested	Have Not
Name	Grant Date	Exercisable	Unexercisable (1)	Price (2)	Date	(#) (3)	Vested (4)
Justin C. Dearborn	8/2/2016	75,000	150,000	$14.87	8/2/2023	250,000	$4,397,500

Terry Jimenez	8/2/2016	37,500	75,000	$14.87	8/2/2023	125,000	$2,198,750

Timothy P. Knight	2/23/2017	—	112,500	$14.89	2/23/2024	187,500	$3,298,125

Ross Levinsohn	8/21/2017	—	200,000	$13.38	8/21/2024	400,000	$7,036,000

Julie K. Xanders	5/7/2013	6,301	—	$14.02	5/7/2023	—	$—
	8/29/2014	5,250	1,750	$19.20	8/29/2021	2,500	$43,975
	3/9/2015	3,500	3,500	$17.41	3/9/2022	4,676	$82,251
	10/25/2016	—	—	$—	—	14,786	$260,086
	4/3/2017	—	—	$—	—	21,154	$372,099
	12/20/2017	—	—	$—	—	30,000	$527,700

Tim Ryan (5)	8/29/2014	7,000	—	$19.20	1/29/2018	—	$—

(1)

The stock option awards granted in 2014, 2015, 2016 and 2017 were pursuant to the Omnibus Incentive Plan. The 2014 and 2015 awards vest over four years in equal installments on March 1st of each year following the grant until the option is fully vested. The 2016 and 2017 awards granted to Messrs. Dearborn, Jimenez, Knight and Levinsohn vest over three years in equal installments on each anniversary of the grant date until their options are fully vested. Each stock option award has a term of seven years; provided, however, that pursuant to the terms of our option award agreements, upon certain termination events, including a termination without cause, the option term may be shortened to 90 days from the date of termination. The term of Mr. Ryan’s 2014 option award was so adjusted upon his separation as discussed in footnote 5 below. Vesting is subject to continued service. Stock options with a grant date of May 7, 2013 for Ms. Xanders were granted pursuant to the Tribune Media Company 2013 Equity Incentive Plan and converted to the Company’s stock options under the Omnibus Incentive Plan and have a term of ten years, which may be shortened upon certain terminations of employment.

(2)	The per share option exercise price represents the closing price of the Company’s common stock on the date of grant.
(3)

The RSUs were granted pursuant to the Omnibus Incentive Plan. The awards granted in 2014 and 2015 vest over four years in equal installments on March 1st of each year following the grant until the award is fully vested. The 2016 and 2017 awards granted to Messrs. Dearborn, Jimenez, Knight and Levinsohn vest over three years in equal installments on each anniversary of the grant date until their awards are fully vested. The 2016 and April 2017 awards granted to Ms. Xanders vest over four years in equal installments on each anniversary of the grant date until the award is fully vested and the December 2017 grant issued to Ms. Xanders vest over three years in equal installments on each anniversary of the grant date until the award is fully vested. Vesting is subject to continued service. RSUs with a grant date of May 7, 2013 for Ms. Xanders were granted pursuant to the Tribune Media Company 2013 Equity Incentive Plan and converted to the Company’s RSUs under the Omnibus Incentive Plan.

(4)	Market value was determined by multiplying the number of RSUs by $17.59 (the closing price of the Company’s common stock on December 29, 2017, the last day of trading in fiscal year 2017).
(5)

Pursuant to the terms of the award agreement relating to Mr. Ryan’s August 29, 2014 option award, the term was shortened with the option expiring on January 29, 2018 rather than August 29, 2021. The term was shortened because of the termination of his employment without cause.

2017 Option Exercises and Stock Vested Table

The following table shows, for the fiscal year ended December 31, 2017, the options exercised and RSUs vested for the Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($) (1)	on Vesting (#)	on Vesting ($) (2)
Justin C. Dearborn	—	—	125,000	1,522,500
Terry Jimenez	—	—	62,500	761,250
Timothy P. Knight	—	—	—	—
Ross Levinsohn	—	—	—	—
Julie K. Xanders	—	—	11,507	170,879
Timothy E. Ryan	63,559	211,870	25,861	383,045

(1)	Based on the difference between the fair market value of the Company’s common stock at the time of exercise and the exercise price of the option.
(2)	Based on the closing price of the Company’s common stock on the vesting date.

Elements of Post‑Termination Compensation and Benefits

Employment Agreements

The Company (or a subsidiary thereof) has employment agreements with each of our executive officers. The employment agreements provide for certain payments and benefits to the executive officer upon the executive officer’s separation from us as described below in “Potential Payments Upon Termination or Change in Control”. In October 2017, the employment of Mr. Ryan terminated. The benefits paid or payable to him are described below in “Potential Payments Upon Termination or Change of Control”.

Change in Control Provisions for Equity Awards

Change in Control Provisions in the Omnibus Incentive Plan.

The Omnibus Incentive Plan is administered by the CNCG Committee or such other committee as our Board may from time to time designate (the “Plan Committee”). Upon a change in control, no cancellation, acceleration of exercisability or vesting, lapse of any restricted period or settlement or other payment will occur with respect to any outstanding awards, if the Plan Committee reasonably determines in good faith, prior to the occurrence of the change in control, that such outstanding awards will be honored or assumed or new rights substituted therefor (such honored, assumed or substituted awards, “Alternative Awards”). Alternative Awards must provide a participant with substantially equivalent rights and entitlements and provide for accelerated vesting in the event a participant’s employment is terminated without “cause” within 12 months after the change in control.

If the Plan Committee reasonably determines in good faith, prior to the occurrence of the change in control, that no Alternative Awards will be provided, then, (A) all unvested awards (other than performance awards) shall vest and the restricted period on that award shall lapse; (B) each outstanding option and stock appreciation right (“SAR”) will vest and be canceled in exchange for a cash payment equal to (x) the excess, if any, of the change in control price over the exercise price of such option or SAR, multiplied by (y) the aggregate number of shares of common stock covered by such award; (C) each outstanding performance award with a performance cycle in progress at the time of the change in control shall be deemed to be earned and become vested and paid out based on the performance goals achieved as of the date of the change in control (which performance goals shall be pro‑rated, if necessary or appropriate, to reflect the portion of the performance cycle that has been completed), and all other performance awards shall terminate and be forfeited upon consummation of the change in control; (D) cash awards that are vested but unpaid shall be paid in cash; and (E) each outstanding restricted stock, RSU, performance shares and performance units and other stock‑based awards shall vest, the restricted period (if any) on all such outstanding awards shall lapse and shares of common stock issued or the awards may be canceled in exchange for a cash payment equal to (x) the change in control price, multiplied by (y) the aggregate number of shares of common stock covered by such award; provided, however that no award that is subject to Section 409A of the Code shall be canceled in exchange for a cash payment unless such payment may be made without the imposition of any additional taxes or interest under Section 409A of the Code.

If the Plan Committee reasonably determines in good faith, prior to the occurrence of the change in control, that no Alternative Awards will be provided, then the Plan Committee may determine, in its discretion, to cancel some or all awards in exchange for a cash payment based on the change in control price or may, in its discretion, accelerate the exercisability or vesting or lapse of any restricted period with respect to all or any portion of any outstanding award.

Awards to Executives Under the Omnibus Incentive Plan. As of December 31, 2017, the CNCG Committee had granted stock options and restricted stock unit awards under the Omnibus Incentive Plan to all of our Named Executive Officers. The awards granted provide for accelerated vesting as follows:

•

Death or Disability. Upon termination of employment of the executive officer by reason of death or disability, the unvested portion of the award will vest in full and stock options will remain exercisable for one year following the termination of employment, but not later than the original term of the option as determined by the Plan Committee when granted (generally seven years).

•

Change in Control. If the executive officer will not receive an Alternative Award satisfying the conditions set forth in the Omnibus Incentive Plan, in the event of a change in control occurring prior to the applicable vesting date, the unvested portion of the award will vest in full and in the case of stock options, if so directed by the Plan Committee, will be cancelled in exchange for a payment equal to the excess, if any, of the price paid for a share of common stock in the transaction resulting in the change in control over the applicable exercise price. In addition, in February 2016, all then-outstanding RSUs and stock options held by Mr. Ryan and Ms. Xanders were amended to also provide for full acceleration of the unvested shares in the event of (a) a termination of employment without cause within two years following a change in control, (b) the change in control occurs during the term of their respective employment agreements and (c) they timely sign a release and waiver of claims. The equity grants awarded in each of 2016 after this amendment and in 2017 to each of Messrs. Dearborn, Jimenez, Knight, Levinson and Ryan, and Ms. Xanders (other than the April 2017 RSU grants to each of Ms. Xanders and Mr. Ryan) include a similar provision.

Potential Payments Upon Termination or Change in Control

The employment agreements with each of our executive officers provide for certain payments and benefits upon a separation from us. To the extent applicable, “cause” and “good reason” are defined in the employment agreements. If any payments or benefits payable under the employment agreements will be subject to a parachute excise tax under Section 4999 of the Internal Revenue Code, we will pay to the executive officer either (a) the full amount of such payments or benefits or (b) the full amount reduced by an amount that prevents any portion from being an excess parachute payment with the meaning of Code Section 280G, whichever results, on an after-tax basis, in the greater amount payable to the executive officer.

Justin C. Dearborn

Pursuant to Mr. Dearborn’s employment agreement in effect at the end of 2017, if the Company terminates his employment without cause (and other than due to death or disability) or he resigns for good reason, subject to his execution and non-revocation of a release of claims, we will pay him, in addition to his previously-accrued compensation, the following severance: (i) the lump sum amount equal to the base salary remaining due under the term of his employment agreement, (ii) any unpaid annual bonus with respect to the calendar year immediately preceding the calendar year of termination of employment, and (iii) a pro-rata amount of the annual bonus based on actual performance with respect to the calendar year of termination of employment, with the pro-rated annual bonus payment paid at the time such bonuses are paid to the other executive officers of the Company. Mr. Dearborn’s employment agreement was renewed effective February 22, 2018 for a term of three years upon substantially the same terms as his prior agreement except that the base salary amount referenced in clause (i) above will instead be the lump sum amount equal to the greater of (x) his base salary remaining due under the term of the agreement or (y) 52 weeks of his base salary.

In addition to such amounts, if there is a change in control (as defined in Mr. Dearborn’s employment agreement) of the Company during the term of Mr. Dearborn’s employment agreement and (1) the Company terminates his employment for any reason other than death, disability, or for cause, or he resigns for good reason (as cause and good reason are defined in the employment agreement) within two years of that change in control and (2) Mr. Dearborn executes a waiver and release of claims and does not revoke it, then all of his unvested equity awards will vest in full.

Terry Jimenez

Pursuant to Mr. Jimenez’s employment agreement as in effect at the end of 2017, if the Company terminates his employment without cause (and other than due to death or disability) or he resigns for good reason, subject to his execution and non-revocation of a release of claims, we will pay him, in addition to his previously-accrued compensation, the following severance: (i) an amount equal to his annual base salary paid over a 52 week period, (ii) any unpaid annual bonus with respect to the calendar year immediately preceding the calendar year of termination of employment, and (iii) a pro-rata amount of the annual bonus based on actual performance with respect to the calendar year of termination of employment, with the pro-rated annual bonus payment paid at the time such bonuses are paid to the other executive officers of the Company. Mr. Jimenez’s employment agreement was renewed effective April 4, 2018 for a term of three years upon substantially the same terms as his prior agreement except that the base salary amount referenced in clause (i) above will instead be the greater of (x) an amount equal to his base salary paid via salary continuation over the remainder of the term of the agreement or (y) his base salary paid via salary continuance for a 52 week period after the date of termination.

In addition to such amounts, if there is a change in control (as defined in Mr. Jimenez’s employment agreement) of the Company during the term of Mr. Jimenez’s employment agreement and (1) the Company terminates his employment for any reason other than death, disability, or for cause, or he resigns for good reason (as cause and good reason are defined in the employment agreement) within two years of that change in control and (2) Mr. Jimenez executes a waiver and release of claims and does not revoke it, then all of his unvested equity awards will vest in full.

Timothy P. Knight

Pursuant to Mr. Knight’s employment agreement, if the Company terminates his employment without cause (and other than due to death or disability) or he resigns for good reason, subject to his execution and non-revocation of a release of claims, we will pay him, in addition to his previously-accrued compensation, the following severance: (i) an amount equal to his base salary remaining due under the term of the employment agreement, payable in bi-weekly installments over the remaining term of the agreement, (ii) any unpaid annual bonus with respect to the calendar year immediately preceding the calendar year of termination of employment, and (iii) a pro-rata amount of the annual bonus based on actual performance with respect to the calendar year of termination of employment, with the pro-rated annual bonus payment paid at the time such bonuses are paid to the other executive officers of the Company.

In addition to such amounts, if there is a change in control (as defined in Mr. Knight’s employment agreement) of the Company during the term of Mr. Knight’s employment agreement and (1) the Company terminates his employment for any reason other than death, disability, or for cause, or he resigns for good reason (as cause and good reason are defined in the employment agreement) within two years of that change in control and (2) Mr. Knight executes a waiver and release of claims and does not revoke it, then all of his unvested equity awards will vest in full.

Finally, if Mr. Knight’s employment is terminated by the Company for cause (or he resigns other than for good reason (as cause and good reason are defined in his agreement)) before February 23, 2019, he must repay the full relocation allowance paid to him upon hire. Alternatively, if his employment with the Company is terminated by the Company without cause, or due to Mr. Knight’s death or his resignation for good reason, such relocation assistance will be considered earned in full and need not be repaid. For information regarding the relocation assistance paid to Mr. Knight, see “Compensation Discussion and Analysis – Employee Benefits and Perquisites.”

Ross Levinsohn

Pursuant to Mr. Levinsohn’s employment agreement, if the Company terminates his employment without cause (and other than due to death or disability) or he resigns for good reason, subject to his execution and non-revocation of a release of claims, we will pay him, in addition to his previously-accrued compensation, the following severance: (i) a lump sum amount equal to his base salary and sign-on bonus remaining due under the term of the employment agreement, (ii) any unpaid annual bonus with respect to the calendar year immediately preceding the calendar year of termination of employment, and (iii) a pro-rata amount of the annual bonus based on actual performance with respect to the calendar year of termination of employment, with the pro-rated annual bonus payment paid at the time such bonuses are paid to the other executive officers of the Company. In addition, Mr. Levinsohn and his eligible family members will continue to receive medical, dental and vision coverage through the end of the term of his employment agreement, with Mr. Levinsohn continuing to pay his portion of such benefits for such time.

In addition to such amounts, if there is a change in control (as defined in Mr. Levinsohn’s employment agreement) of the Company during the term of the employment agreement and (1) the Company terminates his employment for any reason other than death, disability, or for cause, or he resigns for good reason (as cause and good reason are defined in the employment agreement) within two years of that change in control and (2) Mr. Levinsohn executes a waiver and release of claims and does not revoke it, then all of his unvested equity awards will vest in full.

Julie K. Xanders

Pursuant to Ms. Xanders’ prior employment agreement which was still in effect as of December 31, 2017, if the Company terminated her employment without cause (and other than due to death or disability) or she resigned for good reason, subject to her execution and non-revocation of a release of claims, we would have paid her, in addition to her previously-accrued compensation, severance equal to the following: (i) 12 months of her base salary in a lump sum, (ii) any unpaid annual bonus for the preceding year, and (iii) a pro-rated annual bonus for the year of termination based on actual performance with respect to the calendar year of termination of employment, with the pro-rated annual bonus payment paid at the time such bonuses are paid to the other executive officers of the Company. Pursuant to Ms. Xanders renewed employment agreement, which became effective on January 4, 2018, she would receive the same benefits as described above, except that the 12 months of base salary would be paid bi-weekly over 52 weeks.

In addition to such amounts, if there is a change in control (as defined in Ms. Xanders employment agreement) of the Company during the term of her employment agreement and (1) the Company terminates her employment for any reason other than death, disability, or for cause, or she resigns for good reason (as cause and good reason are defined in the employment agreement) within two years of that change in control and (2) Ms. Xanders executes a waiver and release of claims and does not revoke it, then all of her unvested equity awards (other than those granted in April 2017) will vest in full.

Timothy E. Ryan

Mr. Ryan’s position as an executive officer of the Company terminated on August 21, 2017 and his employment terminated on October 31, 2017. Pursuant to his employment agreement, if, during the term of his employment agreement, we terminated his employment without cause or he resigned for good reason other than due to a change in control, subject to his execution and non-revocation of a release of claims, we will pay him, in addition to his previously-accrued compensation, severance equal to the following: (i) a lump sum amount equal to 12 months of his base salary, (i) any unpaid annual bonus for the preceding year, and (iii) a pro-rated amount of his targeted annual bonus for the year of termination based on the number of days worked in the year of termination. In connection with the termination of Mr. Ryan’s employment without cause effective October 31, 2017, we paid Mr. Ryan these amounts.

If, during the term of his agreement, the Company had terminated Mr. Ryan’s employment without cause on or after a change in control or he resigned for good reason due to a change in control, subject to his execution and non-revocation of a release of claims, the Company would have paid him, in addition to his previously-accrued compensation, (a) a lump sum severance equal to the following: (i) in the case of a change in control of the Company or the Company’s subsidiary Tribune Publishing Company, LLC, 12 months of his base salary and one year of his annual targeted bonus amount, or (ii) in the case of a change in control of the Company’s indirect subsidiary Los Angeles Times Communications LLC, 24 months of his base salary and two years of his annual targeted bonus amount, plus (b) in either case, any unpaid incentive bonus for the preceding year.

In addition, whether such termination without cause by the Company or termination for good reason by Mr. Ryan was in connection with a change of control or not, pursuant to his employment agreement, all of his outstanding unvested equity awards that would have vested in the ordinary course over the one year period following termination would accelerate to the date of termination.  The Company did so accelerate the vesting of a portion of Mr. Ryan’s equity awards per the terms of his employment agreement in connection with the termination of his employment effective October 31, 2017.

Also, per his employment agreement, upon the termination of his employment by the Company without cause or his resignation for good reason, the Company would pay him a lump sum of $75,000 for the purpose of relocating his residence from

Los Angeles, California to Baltimore, Maryland. The Company paid this amount, as well as $5,530 in connection with the fee for him to break his residential lease in California, and an additional $5,059 as a “gross-up” payment on that lease breakage fee.

Estimated Payments Upon Termination or Change in Control at Year End Table

The following table shows the estimated incremental compensation for Messrs. Dearborn, Jimenez, Knight and Levinsohn, and Ms. Xanders as of December 31, 2017, in the event a termination of employment without cause (and other than due to death or disability) or resignation for good reason or a change in control had occurred on that date. The actual amounts paid to Mr. Ryan upon the termination of his employment without cause in October 2017 are set forth below under “- Actual Payments Upon Termination Table.” The table does not include benefits generally available to all employees or payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination or change in control event had occurred. In addition, the table does not include pro rata incentive bonuses for the year of termination because (i) no cash incentive amounts were paid with respect to 2017 performance and (ii) even if they had been paid, they would have been reflected in the Non-Equity Incentive Plan Compensation column of the 2017 Summary Compensation Table. Actual amounts payable can only be determined at the time of termination or change in control and any reduction pursuant to the employment agreements in payments that would otherwise be subject to parachute excise tax at such time is not reflected in the table below.

		Before Change of	On or After Change
		Control	of Control
		Termination	Termination
		Without Cause or	Without Cause or
Name	Benefit	for Good Reason	for Good Reason (1)
Justin C. Dearborn	Cash Severance	$85,479	$85,479
	RSU Acceleration (2)	$—	$4,397,500
	Option Acceleration (3)	$—	$408,000
	Total	$85,479	$4,890,979

Terry Jimenez	Cash Severance	$475,000	$475,000
	RSU Acceleration (2)	$—	$2,198,750
	Option Acceleration (3)	$—	$204,000
	Total	$475,000	$2,877,750

Timothy P. Knight	Cash Severance	$685,479	$685,479
	RSU Acceleration (2)	$—	$3,298,125
	Option Acceleration (3)	$—	$303,750
	Total	$685,479	$4,287,354

Ross Levinsohn	Cash Severance (4)	$2,606,850	$2,606,850
	RSU Acceleration (2)	$—	$7,036,000
	Option Acceleration (3)	$—	$842,000
	Total	$2,606,850	$10,484,850

Julie K. Xanders	Cash Severance	$465,000	$465,000
	RSU Acceleration (2)	$—	$914,012
	Option Acceleration (3)	$—	$630
	Total	$465,000	$1,379,642

(1)

RSU acceleration and stock option acceleration in connection with a change in control require termination of employment without cause or resignation for good reason if the awards are assumed or substituted; however, the awards will vest upon a change of control if the awards are not assumed or substituted. In addition all of the outstanding awards of Messrs. Dearborn, Jimenez, Knight and Levinsohn and the awards of Ms. Xanders other than the award to Ms. Xanders granted in April 2017 specifically provide for acceleration of the vesting of awards upon termination of employment without cause or resignation for good reason within specified periods of time after a change of control. The numbers in this column assume assumption of the awards and within 12 months of a change of control either a termination of employment without cause or, for all named executive officers’ equity grants outstanding as of December 31, 2017 other than Ms. Xanders’ April 2017 grant, resignation for good reason.

(2)	Calculated by multiplying the number of accelerated RSUs by $17.59 (the closing price of the Company’s common stock on December 29, 2017, the last trading day on Nasdaq during our 2017 fiscal year).

(3)

Calculated by multiplying the number of shares underlying accelerated options by the excess, if any, of (i) $17.59 (the closing price of the Company’s common stock on December 29, 2017, the last trading day on Nasdaq during our 2017 fiscal year) over (ii) the exercise price of the applicable options.

(4)	Amount includes $1,055,069 relating to the sign-on bonus required to be paid under Mr. Levinsohn’s employment agreement.

Actual Payments Upon Termination Table

The following table shows the incremental compensation paid or payable to Mr. Ryan in connection with the termination of his employment without cause effective October 31, 2017. The table does not include benefits generally available to all employees or payments and benefits that Mr. Ryan would have already earned during his employment with us whether or not a termination event had occurred. The table includes accelerated vesting of all outstanding unvested RSUs and certain unvested options granted prior to the termination date that would have vested in the ordinary course over the one-year period following the termination date, as such acceleration was required pursuant to the terms of his employment agreement.

		Before Change of
		Control
		Termination
Name	Benefit	Without Cause
Timothy E. Ryan	Cash Severance - Salary Continuation	$625,000
	RSU Acceleration (1)	$209,240
	Option Acceleration (2)	$12,636
	Cash Severance - Prorated Bonus (3)	$398,973
	Relocation Payment (4)	$85,589
	Total	$1,331,438

(1)

Calculated by multiplying the number of RSUs for which vesting was accelerated by the closing price of the Company’s common stock on the date of acceleration per the terms of his employment agreement. None of the Company’s current employment agreements with executive officers provides for such acceleration. In addition, our stockholders approved an amendment to the Omnibus Incentive Plan in 2016 to remove the CNCG Committee’s ability to accelerate the vesting of equity awards outside of death, disability or a change in control.

(2)

Calculated by multiplying the number of shares underlying options for which vesting was accelerated by the excess, if any, of (i) the closing price of the Company’s common stock on the date of acceleration over (ii) the exercise price of the options. The exercise price of two of Mr. Ryan’s option awards, the vesting of which was accelerated upon the termination of his service without cause, was greater than the closing price of our common stock on the date of acceleration. Therefore, we have not included any value relating to those two option grants in the table above. Mr. Ryan exercised one of those option awards in 2017 (in addition to other option exercises), as reflected above under “2017 Option Exercises and Stock Vested Table.” He exercised the second of these options in 2018.

(3)

Upon the termination of Mr. Ryan’s employment without cause, his employment agreement required the payment of a pro-rated 2017 MIP bonus, assuming target performance and pro-rated for the actual number of days worked in the year of termination (233 days).

(4)

Mr. Ryan had relocated to California when he was hired by the Company. His employment agreement required the Company to pay for his relocation back to Maryland if he was terminated without cause. The table reflects a lump sum payment of $75,000 for the purpose of relocating him from Los Angeles County, California to Baltimore, Maryland, $5,530 paid in connection with the fee for him to break his residential lease in California and $5,059 amount paid as a “gross-up” payment on that lease breakage fee.

2017 Pay-Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the annual total compensation of our median employee, the annual total compensation of our Chief Executive Officer, and the ratio of these two amounts. We have estimated the 2017 annual total compensation of our median employee to be $56,199. The 2017 annual total compensation of Mr. Dearborn, as set forth in the Summary Compensation Table above, was $757,474. The ratio of the estimated annual total compensation of our median employee to the annual total compensation of our CEO was 1 to 13. We selected the median employee based on our employee base (excluding Mr. Dearborn) as of December 31, 2017 using 2017 Box 1 W-2 compensation. For purposes of calculating the ratio, after determining our median employee, we calculated that employee’s compensation for purposes of this ratio in the manner required by SEC rules for the Summary Compensation Table and compared it to Mr. Dearborn’s total compensation in that same table.

POLICIES AND PROCEDURES FOR THE REVIEW AND APPROVAL OR RATIFICATION
OF TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for the Review and Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors, nominees for director and executive officers are expected to disclose to our General Counsel as soon as reasonably practicable the material facts of any proposed or existing transaction, arrangement or relationship in which the Company was, is or will be a participant and such director, nominee for director or executive officer (or any immediate family member thereof as defined in the policy) had, has or will have any direct or indirect interest (other than transactions, arrangements or relationships specifically excluded as set forth in the policy). The Audit Committee of the Board has responsibility for administering this policy and may review, and recommend amendments to, this policy from time to time.

A related person transaction generally is defined as any transaction required to be disclosed under the SEC’s related person transaction disclosure requirement of Item 404(a) of Regulation S‑K.

Any potential related person transaction reported to or otherwise made known to the General Counsel is reviewed according to the following procedures:

•

If the General Counsel determines that disclosure of the transaction in our annual proxy statement or annual report on Form 10‑K is not required under the SEC’s related person transaction requirement, the transaction will not be deemed to be a related person transaction subject to the policy.

•

If disclosure of the transaction in our annual proxy statement or annual report on Form 10‑K would be required under the SEC’s related person transaction requirement, the General Counsel will submit the transaction to the Audit Committee. The Audit Committee will review and determine whether to approve or ratify the transaction.

•

The Audit Committee will approve or ratify the transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company. The Audit Committee, in its sole discretion, may impose such terms and conditions as it deems appropriate on the Company or the related person in connection with approval of the transaction.

•

In the event that it is impracticable or undesirable to wait until an Audit Committee meeting to obtain approval or ratification of the transaction, the chairperson of the Audit Committee may approve or ratify any transaction not involving the chairperson or an immediate family member thereof, and any other member of the Audit Committee who is not involved in and does not have an immediate family member who is involved in the transaction may approve or ratify any transaction involving the chairperson or an immediate family member thereof. In such event, the chairperson or other member of the Audit Committee, as applicable, will possess delegated authority to act between Audit Committee meetings and the transaction will be disclosed to the Audit Committee. Any transaction that is material will be disclosed to the full Board.

When determining whether to approve or ratify a related person transaction, the Audit Committee will review relevant facts regarding the related person transaction, including, without limitation: fairness to the Company; whether the terms are comparable to those generally available in arm’s‑length transactions; the business reasons for the transaction; the availability of other sources for comparable products or services; and the nature and extent of the related person’s interest in the transaction.

If any related person transaction is ongoing or is part of a series of transactions, the Audit Committee may establish guidelines as necessary to appropriately review the ongoing transaction. After initial approval or ratification of the transaction, the Audit Committee will review the transaction on a regular basis (at least annually).

In the event the Audit Committee determines not to ratify a transaction that has been entered into without approval, the Audit Committee may consider additional action, in consultation with counsel, including, but not limited to, termination of the transaction on a prospective basis, rescission of the transaction or modification of the transaction in a manner that would permit it to be ratified by the Audit Committee.

Related Person Transactions

Registration Rights Agreement with Oaktree Funds and JPMorgan Entities; Purchase Agreement

In connection with the Distribution, the Company, investment funds affiliated with Oaktree Capital Management, L.P. (the “Oaktree Funds”), and entities affiliated with JPMorgan Chase Bank, N.A. (the “JPMorgan Entities”) entered into a registration rights agreement (the “Oaktree JPM Registration Rights Agreement”) which granted the Oaktree Funds and the JPMorgan Entities specified demand and piggyback registration rights with respect to our common stock. Under the Oaktree JPM Registration Rights Agreement, we are required to use reasonable best efforts to effect the registration under the Securities Act of 1933, as amended (the “Securities Act”) of our common stock as requested by the holders of our securities that are a party to the Registration Rights Agreement, at our own expense. In addition, if we determine to register our common stock under the Securities Act, such holders have the right to require us to use our reasonable best efforts to include in our registration statement shares of our common stock held by them, subject to certain limitations. The Oaktree JPM Registration Rights Agreement also provides for us to indemnify certain of our stockholders in connection with the registration of our common stock. In November 2015, we registered the shares of our common stock held by the Oaktree Funds pursuant to the Oaktree JPM Registration Rights Agreement.

On March 23, 2017, we entered into a Purchase Agreement (the “Oaktree Purchase Agreement”) with certain investment funds associated with the Oaktree Funds pursuant to which we agreed to repurchase an aggregate of 3,745,947 shares of the Company’s common stock from Oaktree at a purchase price of $15.00 per share. In addition, in the event that (i) the Company undergoes a Change of Control (as defined in the Oaktree Purchase Agreement) within one year after the date of the Oaktree Purchase Agreement, or enters into a definitive agreement concerning a Change of Control within one year after the date of that agreement which transaction is subsequently consummated), and (ii) the consideration per share payable to holders of the Company’s common stock in connection with such consummated Change of Control is greater than $15.00 per share, then we must pay the Oaktree Funds additional consideration per share equal to the difference between the consideration per share payable to holders of our common stock in connection with such consummated Change of Control and $15.00. The Oaktree Purchase Agreement also contains a “standstill” covenant prohibiting the Oaktree Funds from acquiring, directly or indirectly, any of the Company’s common stock, soliciting proxies to vote shares of the Company’s common stock or taking certain actions with respect to any business combination, asset acquisition or disposition or similar transaction involving the Company for a period of two years after the date of the Oaktree Purchase Agreement (the “Standstill Period”).  The parties also agreed to a mutual non-disparagement covenant applicable during the Standstill Period.  In addition, the parties agreed to a mutual release of claims.

Agreements with Merrick Media, LLC

On February 3, 2016, the Company entered into (a) a Securities Purchase Agreement (the “Merrick Purchase Agreement”), by and among the Company, Merrick Media, LLC (“Merrick Media”) and Michael W. Ferro, Jr. (as amended by Amendment No. 1 to Securities Purchase Agreement, dated as of March 23, 2017, by and among the Company, Merrick Media and Mr. Ferro, and by the Consulting Agreement described below) and (b) a Registration Rights Agreement (the “Merrick Registration Rights Agreement” and, together with the Merrick Purchase Agreement (as amended), the “Merrick Agreements”), by and between the Company and Merrick Media. Merrick Media beneficially owned, as of March 20, 2018, approximately 25.7% of the outstanding common stock of the Company. Mr. Ferro, who was the Chairperson of our Board until March 18, 2018, is the manager of Merrick Venture Management, LLC (“Merrick Management”), which is the sole manager of Merrick Media. Because Merrick Management serves as the sole manager of Merrick Media, Mr. Ferro may be deemed to indirectly control all of the shares of the Company’s common stock owned by Merrick Media.

The summaries of the Merrick Purchase Agreement (as amended), the Merrick Registration Rights Agreement, and the Consulting Agreement described below are qualified in their entireties by reference to the full text of the applicable agreements, which are listed as exhibits to the Company’s 2017 Annual Report on Form 10‑K.

Securities Purchase Agreement, as amended

Pursuant to the Merrick Purchase Agreement, on February 3, 2016, the Company sold to Merrick Media in a private placement 5,220,000 unregistered shares of common stock of the Company at a purchase price of $8.50 per share, for a total of $44,370,000 in cash consideration. The shares of common stock of the Company purchased are subject to certain lockup provisions that, subject to the terms and conditions of the Merrick Purchase Agreement, prohibit (1) certain transfers of that common stock for the first three years following the date of issuance (the “Initial Transfer Restriction”) and, thereafter, (2) any transfers of that common stock that would result in a transfer of more than 25% of the shares purchased under the Merrick Purchase Agreement in any 12‑month period. The Consulting Agreement described below extended the termination date of the Initial Transfer Restriction to the later of three years from the issuance of shares under the Merrick Purchase Agreement or 30 days after termination of the Consulting Agreement and also applied the Initial Transfer Restriction to not only the shares purchased under the Merrick Purchase Agreement, but also to all shares owned by Merrick Media or its affiliates. These transfer restrictions expired when the Board did not nominate Mr. Ferro for re-election as a director at the Annual Meeting. The Merrick Purchase Agreement also includes covenants prohibiting the transfer of shares of the Company’s common stock if the transfer would result in a person beneficially owning more than 4.9% of the Company’s then outstanding shares of common stock following the transfer, as well as transfers to a material competitor of the Company in any of the Company’s then-existing primary geographical markets. The Consulting Agreement described below eliminated the restriction on transfers to owners of more than 4.9% of the Company’s then-oustanding common stock. Merrick Media and Mr. Ferro, and their respective affiliates, are also prohibited for three years from the date of issuance, without the prior written approval of the Board, from acquiring additional equity of the Company if the acquisition could result in their beneficial ownership of more than 25% of the Company’s then outstanding shares of common stock. Amendment No. 1 to the Merrick Purchase Agreement increased that ownership limitation to 30%. The Consulting Agreement described below extended this 30% ownership restriction to the later of three years from the date of issuance of shares under the Merrick Purchase Agreement and 30 days after termination of the Consulting Agreement. In connection with the Merrick Agreements, Mr. Ferro was elected to the Board and named the non-executive Chairman of the Board on February 3, 2016. He retired from our Board effective March 18, 2018.

The Company also had granted Merrick Media the right to designate a replacement individual for election as a director at each annual and special meeting of the Company’s stockholders at which directors are to be elected as part of the slate of nominees recommended by the Board, subject to the reasonable prior approval of the Board’s CNCG Committee, in the event that Mr. Ferro was unable to continue to serve. Merrick Media’s right to appoint a replacement director representative was to expire upon the occurrence of either (a) the termination of the voting covenants of the Merrick Purchase Agreement (described below) for any of the reasons set forth in clause (a) of the succeeding paragraph or (b) such time as Merrick Media, Mr. Ferro and their respective affiliates no longer beneficially own at least 75% of the shares originally purchased pursuant to the Merrick Purchase Agreement. The right to appoint a replacement director terminated when the Board did not nominate Mr. Ferro for re-election as a director at the Annual Meeting.

Until the later of either three years following the date of the Merrick Purchase Agreement and the first year after the date that Mr. Ferro (or a replacement director) ceases to serve on the Board due to resignation or refusal to stand for reelection, or Merrick Media’s decision to not designate a replacement director, Merrick Media, Mr. Ferro and their respective affiliates had agreed to vote in favor of nominees to the Board, and against the removal of any director, in each case as designated by the CNCG Committee. Merrick Media, Mr. Ferro and their affiliates also had agreed not to conduct or support any proxy solicitation regarding director removal or election, or any transaction that would effect a change of control of the Company. Pursuant to the Merrick Purchase Agreement, these voting covenants were to terminate upon the earliest of (a) the date that Mr. Ferro or his replacement is not nominated for reelection as a director, is removed as a director and the date that Mr. Ferro or his replacement has not been reelected to the Board if the Company has not recommended his or his replacement’s reelection, (b) six months after the date that Mr. Ferro or his replacement ceases to serve on the Board after not being reelected as a director, so long as the Company has recommended a vote “for” the election of Mr. Ferro or his replacement, (c) nine months following the date Mr. Ferro or his replacement is removed as a director or has not been reelected to the Board if the Company has not recommended his or his replacement’s reelection and if that removal or failure to recommend reelection is a result of any breach of a duty owed by Mr. Ferro or his replacement to the Company or a material violation of material law, (d) a change of control of the Company not approved by the Board and (e) six months after the date of Mr. Ferro’s removal or replacement as Chairman and his contemporaneous resignation from the Board. These voting covenants terminated when the Board did not nominate Mr. Ferro for re-election as a director at the Annual Meeting.

Finally, the Merrick Purchase Agreement provides a right of first offer in favor of the Company on proposed transfers by Merrick Media and its affiliates that represent at least 1% of the then-outstanding number of shares of the Company’s common stock, subject to certain notice provisions. This right of first offer applied only to shares purchased under the Merrick Purchase Agreement, but the Consulting Agreement described below expanded the Company’s right of first offer to all shares held by Merrick Media and its affiliates (regardless of when purchased) and increased the threshold for transfers subject to the right of first offer to 2% of then-outstanding shares. The Company’s right of first offer terminated when the Board did not nominate Mr. Ferro for re-election as a director at the Annual Meeting.

Registration Rights Agreement

Pursuant to the Merrick Registration Rights Agreement, Merrick Media will be entitled to certain registration rights under the Securities Act, with respect to the shares of common stock of the Company acquired in connection with the Merrick Purchase Agreement. The Merrick Registration Rights Agreement provides that the Company shall use its reasonable best efforts to cause a registration statement with respect to the shares of common stock to be declared effective no later than the earlier to occur (a) February 3, 2019 and (b) 60 days after the termination of the voting covenants of the Merrick Purchase Agreement as described above. The Company will pay all of its own costs and expenses, including all fees and expenses of counsel for the Company, relating to the Merrick Registration Rights Agreement.

Aircraft Dry Sublease

Our subsidiary, Tribune Publishing Company, LLC (“TPC”), entered into an Aircraft Dry Sublease Agreement, which became effective as of February 4, 2016, with Merrick Ventures, LLC (“Merrick Ventures”). Mr. Ferro is chairman and chief executive officer of Merrick Ventures. Under the agreement, TPC could sublease on a non-exclusive basis, a Bombardier aircraft leased by Merrick Ventures, at a cost, including TPC’s proportionate share of the insurance premiums and maintenance expenses, of $8,500 per flight hour flown. TPC also is responsible for charges attributable to the operation of the aircraft by TPC during the lease term. The initial term of the sublease is one year, which term was set to automatically renew on an annual basis. Either party could have terminated the agreement upon 30 days written notice to the other. The Aircraft Dry Sublease terminated effective December 31, 2017 in connection with the execution of the Consulting Agreement discussed below. During the 2017 fiscal year, the Company incurred $3,026,924 related to the aircraft sublease, of which $2,543,174 has been reimbursed to Merrick Ventures and $483,750 has been paid to an outside party for pilot services.

Consulting Agreement

On December 20, 2017, TPC, and, solely for certain sections thereof, the Company, entered into a Consulting Agreement (the “Consulting Agreement”) with Merrick Ventures and, solely for certain sections thereof, Mr. Ferro and Merrick Media. The Consulting Agreement provides for the engagement of Merrick Ventures on a non-exclusive basis to provide certain management expertise and technical services to TPC for an annual fee of $5 million in cash, payable in advance on the first business day of each calendar year. During the term of the Consulting Agreement, Merrick Ventures and Mr. Ferro agreed to certain non-competition covenants relating to engaging in certain other daily printed newspaper businesses, subject to certain exceptions.

The Consulting Agreement provides for a rolling three-year term, with the initial term continuing through December 31, 2020. Unless any party gives notice of termination by October 1 of any year during the term, an additional year is added to the term of the Consulting Agreement at the end of each year starting on December 31, 2018. As discussed above, the Consulting Agreement also provided for the termination of the Aircraft Dry Sublease Agreement as of December 31, 2017 and, after such time, Merrick Ventures and Mr. Ferro shall be responsible for all travel expenses (including private plane expenses) incurred by them in performance of their services for TPC rather than TPC reimbursing them for such expenses.

As described above under “- Related Person Transactions – Agreements with Merrick Media, LLC – Securities Purchase Agreement, as amended,” the Consulting Agreement also amended certain terms of the Merrick Purchase Agreement to provide for: (1) an extension of the restriction on acquiring more than 30% of the Company’s outstanding shares by Merrick Media or its affiliates to the later of (x) February 4, 2019 or (y) 30 days following the termination of the Agreement; (2) the application of the transfer restrictions set forth in Section 10.2 of the SPA to all shares held by Merrick Media and its affiliates (as opposed to only those shares purchased by them under the SPA) and the extension of such restriction until the later of (x) February 4, 2019 or (y) 30 days following the termination of the Agreement; (3) the removal of the restriction on transfers of shares of common stock of the Company by Merrick Media or its affiliates to any party that would, as a result, hold more than 4.9% of the Company’s outstanding shares; and (4) the application to all shares owned by Merrick Media and its affiliates (as opposed to only the shares purchased under the SPA) of the right of first offer in favor of the Company on proposed transfers of at least 2% of the then-outstanding number of shares of the Company’s common stock, subject to certain notice provisions. The termination of the Consulting Agreement does not affect the foregoing amendments to the Merrick Purchase Agreement, which shall survive any such termination.

Sporting Events Tickets

The Company purchased from Merrick Ventures tickets to certain Chicago Bulls, Chicago Blackhawks and Chicago Bears games at cost. The total amount paid or payable to Merrick Ventures for 2017 tickets is approximately $115,000. After 2017, the Company ceased paying Merrick Ventures for these tickets.

Agreements with Nant Capital, LLC

On May 22, 2016, the Company entered into (a) a Securities Purchase Agreement (the “Nant Purchase Agreement”), by and among the Company, Nant Capital, LLC (“Nant Capital”) and Dr. Patrick Soon-Shiong and (b) a Registration Rights Agreement (the “Nant Registration Rights Agreement,” and together with the Nant Purchase Agreement, the “Nant Agreements”), by and between the Company and Nant Capital. Nant Capital beneficially owned, as of March 20, 2018, approximately 24.8% of the outstanding common stock of the Company.

The summaries of the Nant Purchase Agreement, the Nant Registration Rights Agreement and the Membership Interest Purchase Agreement described below are qualified in their entireties by reference to the full text of the applicable agreements, which are listed as exhibits to the Company’s 2017 Annual Report on Form 10 K.

Securities Purchase Agreement

Pursuant to the Nant Purchase Agreement, on May 22, 2016, the Company agreed to sell to Nant Capital in a private placement 4,700,000 unregistered shares of common stock of the Company (the “Purchased Common Stock”) at a purchase price of $15.00 per share, for a total of $70,500,000 in cash consideration. The Purchased Common Stock is subject to certain lockup provisions that, subject to the terms and conditions of the Nant Purchase Agreement, prohibit certain transfers of the Purchased Common Stock for the first three years following the date of issuance and, thereafter, any transfers of the Purchased Common Stock that would result in a transfer of more than 25% of the Purchased Common Stock in any 12‑month period. The Nant Purchase Agreement also includes covenants prohibiting the transfer of shares of the Company’s common stock if the transfer would result in a person beneficially owning more than 4.9% of the Company’s then-outstanding shares of common stock following the transfer, as well as transfers to a material competitor of the Company in any of the Company’s then-existing primary geographical markets. Nant Capital and Dr. Soon-Shiong, and their respective affiliates, are also prohibited, without the prior written approval of the Board, from acquiring additional equity of the Company if the acquisition could result in their beneficial ownership of more than 25% of the Company’s then-outstanding shares of common stock.

In connection with the Nant Agreements, the Board of Directors changed the size of the Board to nine members and elected Dr. Soon-Shiong to fill the resulting vacancy on the Board as of the date of the Company’s 2016 Annual Meeting of Stockholders on June 2, 2016. Dr. Soon-Shiong also was named the non-executive Vice Chairman of the Board. The Company granted Nant Capital the right to designate a replacement individual for election as a director at each annual and special meeting of the Company’s stockholders at which directors are to be elected as part of the slate of nominees recommended by the Board, subject to the reasonable prior approval of the Board’s Compensation, Nominating and Corporate Governance Committee, in the event that Dr. Soon-Shiong is unable to continue to serve.

Under the Nant Agreements, Nant Capital had the right to appoint a replacement director representative, which right would have expired upon the occurrence of either (i) the termination of the voting covenants of the Nant Purchase Agreement (described below) for any of the reasons set forth in clause (a) of the succeeding paragraph or (ii) such time as Nant Capital, Dr. Soon-Shiong and their respective affiliates no longer beneficially own at least 75% of the Purchased Common Stock. However, at its meeting on March 1, 2017, the Board of Directors, upon the recommendation of the Compensation, Nominating and Corporate Governance Committee, did not nominate Dr. Soon-Shiong for reelection as a director of the Company at the Company’s 2017 Annual Meeting of Stockholders. His membership on our Board ceased on the date of that Annual Meeting. Accordingly, the voting covenants and Nant Capital’s right to appoint a replacement director representative under the Nant Purchase Agreement each terminated as of March 1, 2017.

The voting covenants under the Nant Agreements that were in effect until March 1, 2017 were as follows. Until the later of either May 22, 2019 or the first year after the date that Dr. Soon-Shiong (or a replacement director) ceases to serve on the Board due to resignation or refusal to stand for reelection, or Nant Capital’s decision to not designate a replacement director, Nant Capital, Dr. Soon-Shiong and their respective affiliates have agreed to vote in a manner proportionate to the manner in which all then-outstanding shares of the Company’s common stock (other than the Purchased Common Stock and any other shares of common stock of the Company that such persons are entitled to vote) are voted in any election of directors, any proposal considered by stockholders of the Company for removal of directors or any transaction that would effect a change of control of the Company. These voting covenants terminate upon the earliest of (a) the date that Dr. Soon-Shiong or his replacement is not nominated for reelection as a director, is removed as a director and the date that Dr. Soon-Shiong or his replacement has not been reelected to the Board if the Company has not recommended his or his replacement’s reelection, (b) six months after the date that Dr. Soon-Shiong or his replacement ceases to serve on the Board after not being reelected as a director, so long as the Company has recommended a vote “for” the election of Dr. Soon-Shiong or his replacement, (c) nine months following the date Dr. Soon-Shiong or his replacement is removed as a director or has not been reelected to the Board if the Company has not recommended his or his replacement’s reelection and if that removal or failure to recommend reelection is a result of any breach of a duty owed by Dr. Soon-Shiong or his replacement to the Company or a material violation of material law, (d) a change of control of the Company not approved by the Board and (e) six months after the date of Dr. Soon-Shiong’s removal or replacement as Vice Chairman and his contemporaneous resignation from the Board.

Registration Rights Agreement

Pursuant to the Nant Registration Rights Agreement, Nant Capital will be entitled to certain registration rights under the Securities Act with respect to the Purchased Common Stock. The Nant Registration Rights Agreement provides that the Company shall use its reasonable best efforts to cause a registration statement with respect to the Purchased Common Stock to be declared effective no later than the earlier to occur (a) May 22, 2019 and (b) 60 days after the termination of the voting covenants of the Nant Purchase Agreement as described above. The Company will pay all of its own costs and expenses, including all fees and expenses of counsel for the Company, relating to the Nant Registration Rights Agreement.

Term Sheet

In connection with the Nant Capital private placement described above, the Company entered into a term sheet with NantWorks, LLC pursuant to which the Company would receive access to certain patents as well as studio space, subject to definitive documentation and approval from Tribune Media Company. If the transactions contemplated by the term sheet were consummated, the Company would issue to NantStudio, LLC 333,333 shares of common stock and in exchange would be entitled to retain the first $80 million in revenues derived from the licensed patents royalty free, after which the Company would pay to NantWorks a 6% royalty on subsequent revenues. Presently, there is no agreement on definitive documentation and there can be no assurance that an agreement on binding, definitive documentation will be reached, that the transactions contemplated by the term sheet will be consummated, or that Tribune Media Company’s approval will be provided for the transaction. Pursuant to the terms of the Membership Interest Purchase Agreement described in the immediately following paragraph, this term sheet will terminate upon the consummation of the transactions contemplated by that Membership Interest Purchase Agreement.

Membership Interest Purchase Agreement

On February 7, 2018, the Company entered into a Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”), by and between the Company and Nant Capital, pursuant to which the Company will sell the Los Angeles Times, The San Diego Union-Tribune and various other California titles (the “Portfolio”) to Nant Capital for an aggregate purchase price of $500 million in cash, plus the assumption of approximately $90 million in unfunded pension liabilities (the “Transaction”).  Nant Capital has received an equity commitment from Dr. Patrick Soon-Shiong for the full amount of the cash purchase price. The Company will retain certain liabilities associated with the Portfolio. The Transaction, which is expected to close in the late first quarter or early second quarter of 2018, is subject to customary closing conditions. The Membership Interest Purchase Agreement contains other provisions, covenants, representations and warranties made by the Company and Nant Capital that are typical in transactions of this size, type and complexity.  In addition, the Membership Interest Purchase Agreement provides that the parties will indemnify each other for breaches of these representations, warranties and covenants, subject to certain limitations, and for certain other matters. At the closing of the Transaction, the Company and Nant Capital will enter into a transition services agreement providing for up to twelve months of transition services between the parties. Upon closing, the term sheet described in the immediately preceding paragraph will terminate.

Agreement with Tang Media Partners

On February 15, 2017, Tang Media Partners, LLC entered into an insertion order in the aggregate amount of $250,000 to purchase online advertising on several of the Company’s publication websites. Donald Tang, a director of the Company at the time this agreement was entered into, was chairman and chief executive officer of Tang Media Partners. At its meeting on March 1, 2017, the Board of Directors, upon the recommendation of the CNCG Committee, did not nominate Mr. Tang for reelection as a director of the Company at the Company’s 2017 Annual Meeting of Stockholders. His membership on our Board ceased on the date of that Annual Meeting.

Consulting Agreement with WAYD, Inc.

WAYD, Inc. (“WAYD”), a consulting firm that is owned by Mr. Levinsohn, entered into a services agreement with our subsidiary, TPC, on June 1, 2016, pursuant to which WAYD provided certain strategic advisory services to the Company. The services agreement with WAYD was terminated by TPC effective June 1, 2017, prior to Mr. Levisohn’s appointment, on August 21, 2017, as an executive officer of the Company. Pursuant to the agreement, TPC paid WAYD fees totaling approximately $300,000 in 2017.

ADDITIONAL INFORMATION

Code of Ethics and Business Conduct

Our Board of Directors has adopted a Code of Ethics and Business Conduct that applies to all directors, officers, and non‑union employees of the Company. In addition, our Board of Directors has adopted a Code of Ethics and Business Conduct for CEO and Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer and Corporate Controller (or persons performing similar functions). Stockholders may access a copy of the Code of Ethics and Business Conduct and the Code of Ethics and Business Conduct for CEO and Senior Financial Officers on our website at investor.tronc.com.

List of Stockholders of Record

In accordance with Delaware law and our By‑Laws, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 435 N. Michigan Avenue, Chicago, Illinois 60611. If you would like to view the stockholder list, please call our Investor Relations Department at (312) 222‑4345. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Pursuant to Rule 14a‑8(e) under the Exchange Act, to be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2019 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on December 7, 2018. As prescribed by Rule 14a‑8(b) under the Exchange Act, a stockholder must, among other things, have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the annual meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2019 Annual Meeting of Stockholders, stockholders are advised to review our By‑Laws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of our 2018 Annual Meeting of Stockholders. Accordingly, any such stockholder proposal must be received between the close of business on January 18, 2019 and the close of business on February 17, 2019. In the event that the date of the 2019 Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the 2018 Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. A copy of the pertinent By‑law provisions is available upon request to the following address: (a) if requested prior to June 15, 2018, Corporate Secretary, tronc, Inc., 435 N. Michigan Avenue, Chicago, Illinois 60611; (b) if requested after June 15, 2018, Corporate Secretary, tronc, Inc., 130 East Randolph Street, Chicago, Illinois 60601. For such proposals or nominations that are timely filed, we retain discretion to vote proxies we receive, provided that (i) we include in our proxy statement advice to stockholders on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a separate and appropriate proxy statement.

Consideration of Stockholder‑Recommended Director Nominees

The Compensation, Nominating and Corporate Governance Committee will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following address: Chairperson of Compensation, Nominating and Corporate Governance Committee, Attn: Corporate Secretary, tronc, Inc., 435 N. Michigan Avenue, Chicago, Illinois 60611. If such suggestions are submitted after June 15, 2018, they should be sent to Chairperson of the Compensation, Nominating and Corporate Governance Committee, Attn: Corporate Secretary, tronc, Inc., 130 East Randolph Street, Chicago, Illinois 60601. As required by our By‑Laws, stockholders should include in their submissions the name, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to being named as a nominee and to serving as a director if elected. Stockholders may access a copy our By‑Laws on our website at investor.tronc.com.

Evaluation of any such recommendations is the responsibility of the Compensation, Nominating and Corporate Governance Committee. In the event of any stockholder recommendations, the Compensation, Nominating and Corporate Governance Committee will evaluate the persons recommended in the same manner as other candidates.

Communications with the Board of Directors

Stockholders and other stakeholders may contact the Board of Directors as a group, the independent directors, or any individual member of the Board or any Committee of the Board by sending written correspondence by email to Julie.Xanders@tronc.com or by mail to the following address: (a) if sent prior to June 15, 2018, tronc, Inc., Attn: Corporate Secretary, 435 N. Michigan Avenue, Chicago, Illinois 60611; and (b) if sent after June 15, 2018, tronc, Inc., Attn: Corporate Secretary, 130 East Randolph Street, Chicago, Illinois 60601. Each communication should clearly specify the name(s) of the group of directors or the individual director to whom the communication is addressed. Our Board Communications Policy sets forth the policy for handling communications addressed to the Board. Under that process, the Corporate Secretary of tronc, Inc. is responsible for reviewing, summarizing or sending a copy to the Board, the Chairman of the Audit Committee or the office of the General Counsel, whichever is applicable, of any correspondence that deals with legal, ethical or compliance issues or other matter deemed by the Corporate Secretary to be potentially material to the Company. Directors may at any time review a log of all relevant correspondence received by the Company that is addressed to non‑employee members of the Board of Directors and obtain copies of any such correspondence.

If you would like to reduce the costs incurred by our company in mailing proxy materials, Use any touch-tone telephone to transmit your voting instructions up until 11:59 proxy card in hand when you call and then follow the instructions. John Sample 234567 VOTE BY MAIL 1234567 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Carol Crenshaw 06 Richard A. Reck 02 Justin C. Dearborn 03 David Dreier 04 Philip G. Franklin 05 Eddy W. Hartenstein The Board of Directors recommends you vote FOR proposals 2 and 3. 2Approve, on an advisory basis, the compensation of the Company's named executive officers for 2017 For 0 0 Against 0 0 Abstain 0 0 3Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2018 NOTE: The named proxies shall have discretionary authority to vote on any other business as may properly be presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting. John Sample attorney, executor, administrator, or other fiduciary, please give full ANY CITY, ON A1A 1A1 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000369013_1 R1.0.1.17 Please sign exactly as your name(s) appear(s) hereon. When signing as title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 1234 ANYWHERE STREET SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 P.M. Eastern Time the day before the cut-off date or meeting date. Have your 234567 1234567 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL # → SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 TRONC, INC. 435 N. MICHIGAN AVE CHICAGO, IL 60611 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com TRONC, INC. Annual Meeting of Stockholders May 18, 2018 9:30 AM (Central) This proxy is solicited by the Board of Directors The stockholder hereby appoints Terry Jimenez and Julie K. Xanders, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote upon the matters listed on the reverse side of this ballot, as designated on the reverse side of this ballot, with discretionary authority as to any and all other matters that may properly come before the meeting, all of the shares of stock of TRONC, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held on Friday, May 18, 2018, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle, Chicago, Illinois 60654, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000369013_2 R1.0.1.17